Exhibit 10.1

CREDIT AGREEMENT

by and among

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Lender,

EMMIS COMMUNICATIONS CORPORATION,

as Parent, and

EMMIS OPERATING COMPANY and

THE OTHER BORROWERS THAT ARE PARTIES
HERETO FROM TIME TO TIME,

as Borrowers

Dated as of April 12, 2019

10392144v17 4/12/2019 12:22 PM	1989.647

Page

1.	DEFINITIONS AND CONSTRUCTION.		1
	1.1.	Definitions	1
	1.2.	Accounting Terms	35
	1.3.	Code	36
	1.4.	Construction	36
	1.5.	Time References	37
	1.6.	Schedules and Exhibits	37
2.	LOANS AND TERMS OF PAYMENT.		37
	2.1.	Revolving Loans.	37
	2.2.	[Intentionally Omitted].	38
	2.3.	Borrowing Procedures.	38
	2.4.	Payments; Prepayments.	39
	2.5.	Promise to Pay; Promissory Notes.	43
	2.6.	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.	43
	2.7.	Crediting Payments	45
	2.8.	Designated Account	45
	2.9.	Maintenance of Loan Account; Statements of Obligations	45
	2.10.	Fees.	46
	2.11.	Letters of Credit.	46
	2.12.	Special Provisions Applicable to Daily Three Month LIBOR.	54
	2.13.	Capital Requirements.	55
	2.14.	Joint and Several Liability of Borrowers.	56
3.	CONDITIONS; TERM OF AGREEMENT.		60
	3.1.	Conditions Precedent to the Effectiveness of this Agreement	60
	3.2.	Conditions Precedent to all Extensions of Credit	60
	3.3.	Maturity	60
	3.4.	Effect of Maturity	61
	3.5.	Early Termination by Borrowers	61
	3.6.	Conditions Subsequent	61
4.	REPRESENTATIONS AND WARRANTIES.		61
	4.1.	Due Organization and Qualification; Subsidiaries.	62
	4.2.	Due Authorization; No Conflict.	62
	4.3.	Governmental Consents	63
	4.4.	Binding Obligations; Perfected Liens.	63
	4.5.	Title to Assets; No Encumbrances	64
	4.6.	Litigation.	64
	4.7.	Compliance with Laws	64
	4.8.	No Material Adverse Effect	64
	4.9.	Solvency.	65
	4.10.	Employee Benefits	65
	4.11.	Environmental Condition	66
	4.12.	Complete Disclosure	66
	4.13.	Patriot Act	66
	4.14.	Indebtedness	67
	4.15.	Payment of Taxes	67

-i-

(continued)

Page

	4.16.	Margin Stock	67
	4.17.	Governmental Regulation	67
	4.18.	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	67
	4.19.	Employee and Labor Matters	68
	4.20.	Parent as a Holding Company	68
	4.21.	Leases	69
	4.22.	Eligible Accounts	69
	4.23.	Hedge Agreements	69
	4.24.	Material Contracts	69
5.	AFFIRMATIVE COVENANTS.		69
	5.1.	Financial Statements, Reports, Certificates	69
	5.2.	Reporting	70
	5.3.	Existence	70
	5.4.	Maintenance of Properties	70
	5.5.	Taxes	70
	5.6.	Insurance	70
	5.7.	Inspection.	71
	5.8.	Compliance with Laws	71
	5.9.	Environmental	72
	5.10.	Disclosure Updates	72
	5.11.	Formation or Acquisition of Subsidiaries	72
	5.12.	Further Assurances	73
	5.13.	Location of Chief Executive Office	73
	5.14.	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	73
	5.15.	Compliance with ERISA and the IRC	74
	5.16.	Material Contracts	74
	5.17.	Austin Deposit Account	74
6.	NEGATIVE COVENANTS.		74
	6.1.	Indebtedness	74
	6.2.	Liens	74
	6.3.	Restrictions on Fundamental Changes	75
	6.4.	Disposal of Assets	75
	6.5.	Nature of Business	75
	6.6.	Prepayments and Amendments	75
	6.7.	Restricted Payments	76
	6.8.	Accounting Methods	77
	6.9.	Investments	77
	6.10.	Transactions with Affiliates	77
	6.11.	Use of Proceeds	78
	6.12.	Limitation on Issuance of Equity Interests	78
	6.13.	Parent as Holding Company	78
	6.14.	Employee Benefits	79
7.	FINANCIAL COVENANTS.		79
8.	EVENTS OF DEFAULT.		80
	8.1.	Payments	80

-ii-

(continued)

Page

	8.2.	Covenants	80
	8.3.	Judgments	80
	8.4.	Voluntary Bankruptcy, etc	81
	8.5.	Involuntary Bankruptcy, etc	81
	8.6.	Default Under Other Agreements	81
	8.7.	Representations, etc	81
	8.8.	Guaranty	81
	8.9.	Security Documents	81
	8.10.	Loan Documents	82
	8.11.	Change of Control	82
	8.12.	ERISA	82
9.	RIGHTS AND REMEDIES.		82
	9.1.	Rights and Remedies	82
	9.2.	Remedies Cumulative	83
10.	WAIVERS; INDEMNIFICATION.		83
	10.1.	Demand; Protest; etc	83
	10.2.	Lender's Liability for Collateral	83
	10.3.	Indemnification	83
11.	NOTICES.		84
12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.		85
13.	ASSIGNMENTS; SUCCESSORS.		89
14.	AMENDMENTS; WAIVERS.		89
15.	TAXES.		90
16.	GENERAL PROVISIONS.		91
	16.1.	Effectiveness	91
	16.2.	Section Headings	91
	16.3.	Interpretation	91
	16.4.	Severability of Provisions	91
	16.5.	Bank Product Providers	91
	16.6.	Debtor-Creditor Relationship	92
	16.7.	Counterparts; Electronic Execution	92
	16.8.	Revival and Reinstatement of Obligations; Certain Waivers.	92
	16.9.	Confidentiality.	93
	16.10.	Survival	94
	16.11.	Patriot Act; Due Diligence	94
	16.12.	Integration	94
	16.13.	Emmis as Agent for Borrowers	95

-iii-

EXHIBITS AND SCHEDULES

Exhibit B-1	Form of Borrowing Base Certificate
Exhibit C-1	Form of Compliance Certificate
Exhibit J-1	Form of Joinder
Exhibit P-1	Form of Perfection Certificate

Schedule A-1	Lender's Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule P-3	Permitted Indebtedness
Schedule R-1	Real Property Collateral
Schedule 3.1	Conditions Precedent
Schedule 3.6	Conditions Subsequent
Schedule 4.1(b)	Capitalization of Loan Parties
Schedule 4.1(c)	Capitalization of Loan Parties' Subsidiaries
Schedule 4.1(d)	Subscriptions, Options, Warrants, Calls
Schedule 4.6(b)	Litigation
Schedule 4.10	Employee Benefits
Schedule 4.11	Environmental Matters
Schedule 4.14	Permitted Indebtedness
Schedule 4.19	Unions and Collective Bargaining Agreements
Schedule 4.24	Material Contracts
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 6.5	Nature of Business

-iv-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, is entered into as of April 12, 2019 by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association ("Lender"), EMMIS COMMUNICATIONS CORPORATION, an Indiana corporation ("Parent"), EMMIS OPERATING COMPANY, an Indiana corporation ("Emmis"), and those additional entities that hereafter become parties hereto as  Borrowers in accordance with the terms hereof by executing the form of Joinder attached hereto as Exhibit J-1 (together with Emmis, each a "Borrower" and individually and collectively, jointly and severally, the "Borrowers").

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1.Definitions.  As used in this Agreement, the following terms shall have the following definitions:

"Account" means an account (as that term is defined in the Code).

"Account Debtor" means any Person who is obligated on an Account, chattel paper, or a general intangible.

"Account Party" has the meaning specified therefor in Section 2.11(g) of this Agreement.

"Accounting Changes" means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

"Additional Documents" has the meaning specified therefor in Section 5.12 of this Agreement.

"Administrative Borrower" has the meaning specified therefor in Section 16.13 of this Agreement.

"Affiliate" means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, "control" means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that for purposes of the definition of Eligible Accounts and Section 6.10 of this Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

"Agreement" means this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

"Anti-Corruption Laws" means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

"Anti-Money Laundering Laws" means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

"Applicable Margin" means 2.50 percentage points.

"Applicable Sublimit" means $2,500,000; provided, that such amount shall be permanently reduced by $83,333.33 on the first day of each of full month following the Closing Date through and including April 1, 2020 and shall be $1,500,000 on and after April 1, 2020.

"Application Event" means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Lender to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of this Agreement.

"Austin Joint Venture" means Emmis Austin Radio Broadcasting Company, L.P., a Texas limited partnership, and Radio Austin Management, L.L.C., a Texas limited liability company.

"Authorized Person" means any one of the individuals identified as an officer of a Borrower on Schedule A-2 to this Agreement, or any other individual identified by Administrative Borrower as an authorized person and authenticated through Lender's electronic platform or portal in accordance with its procedures for such authentication.

"Availability" means, as of any date of determination, the amount that Borrowers are entitled to borrow as Revolving Loans under Section 2.1 of this Agreement (after giving effect to the then outstanding Revolver Usage).

"Average Revolver Usage" means, with respect to any period, the sum of the aggregate amount of Revolver Usage for each day in such period (calculated as of the end of each respective day) divided by the number of days in such period.

"Bank Product" means any one or more of the following financial products or accommodations extended to any Loan Party or any of its Restricted Subsidiaries by a Bank Product Provider:  (a) credit cards (including commercial cards (including so-called "purchase cards", "procurement cards" or "p-cards")), (b) payment card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

"Bank Product Agreements" means those agreements entered into from time to time by any Loan Party or any of its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products, including all Cash Management Documents.

"Bank Product Collateralization" means providing cash collateral (pursuant to documentation reasonably satisfactory to Lender) to be held by Lender for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Lender as sufficient to satisfy the reasonably estimated credit exposure, operational risk or processing risk with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

"Bank Product Obligations" means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Loan Party and its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and (b) all Hedge Obligations, and (c) all amounts that Lender is obligated to pay to a Bank Product Provider as a result of Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Loan Party or its Subsidiaries.

"Bank Product Provider" means Lender or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider.

"Bank Product Reserves" means, as of any date of determination, those reserves that Lender deems necessary or appropriate to establish (based upon the Bank Product Providers' determination of the liabilities and obligations of each Loan Party and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

"Bankruptcy Code" means title 11 of the United States Code, as in effect from time to time.

"Base Rate" means the greater of (a) the Federal Funds Rate plus ½%, and (b) the rate of interest announced, from time to time, within Lender at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Lender's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Lender may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (b) shall be deemed to be zero).

"Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which any Loan Party or any of its Subsidiaries or ERISA Affiliates has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

"Board of Directors" means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

"Board of Governors" means the Board of Governors of the Federal Reserve System of the United States (or any successor).

"Borrower" and "Borrowers" have the respective meanings specified therefor in the preamble to this Agreement.

"Borrowing" means a borrowing consisting of Revolving Loans made by Lender.

"Borrowing Base" means, as of any date of determination, the result of:

(a)85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve; provided, that the portion of such amount that is predicated on Eligible Accounts that the Account Debtor has failed to pay within 90 days but not more than 120 days after the original invoice date thereof shall not at any time exceed the Applicable Sublimit, less

(b)the aggregate amount of Reserves, if any, established by Lender from time to time under Section 2.1(c) of this Agreement.

"Borrowing Base Certificate" means a certificate in the form of Exhibit B-1 to this Agreement.

"Business Day" means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York.

"Capital Expenditures" means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time.

"Capitalized Lease Obligation" means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

"Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

"Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's, (d)  certificates of deposit, time deposits, overnight bank deposits or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or of any recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

"Cash Management Documents" means the agreements governing each of the Cash Management Services of Lender utilized by a Loan Party, which agreements shall currently include the Master Agreement for Treasury Management Services or other applicable treasury management services agreement, the "Acceptance of Services", the "Service Description" governing each such treasury management service used by a Loan Party, and all replacement or successor agreements which govern such Cash Management Services of Lender.

"Cash Management Services" means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement,  merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

"CFC" means a controlled foreign corporation (as that term is defined in the IRC) in which any Loan Party is a "United States shareholder" within the meaning of Section 951(b) of the IRC.

"Change of Control" means that:

(a)any Person or two or more Persons acting in concert (other than Permitted Holders), shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of Parent (or other securities convertible into such Equity Interests) representing 35% or more of the combined voting power of all Equity Interests of Parent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Parent,

(b)any Person or two or more Persons acting in concert (other than Permitted Holders), shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Parent or control over the Equity Interests of such Person entitled to vote for members of the Board of Directors of Parent on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such Equity Interests,

(c)during any period of 24 consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Directors of Parent such that a majority of the members of such Board of Directors are not Continuing Directors,

(d)Parent fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party, or

(e)the occurrence of any "Change of Control" as defined in the Term Loan Indebtedness Documents or the Real Property Indebtedness Documents.

"Change in Law" means the occurrence after the date of this Agreement of:  (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued.

"Closing Date" means April 12, 2019.

"Code" means the New York Uniform Commercial Code, as in effect from time to time.

"Collateral" means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Lender under any of the Loan Documents.

"Collections" means, all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds and tax refunds).

"Commitment" means, with respect to Lender, its Revolver Commitment.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 to this Agreement delivered by the chief executive officer, chief financial officer, vice president of finance or assistant treasurer of Administrative Borrower to Lender.

"Confidential Information" has the meaning specified therefor in Section 16.9(a) of this Agreement.

"Continuing Director" means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors.

"Control Agreement" means a control agreement, in form and substance reasonably satisfactory to Lender, executed and delivered by a Loan Party or one of its Subsidiaries, Lender, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

"Daily Three Month LIBOR" means, for any day the rate per annum for United States dollar deposits determined by Lender for the purpose of calculating the effective interest rate for loans that reference Daily Three Month LIBOR as the Inter-Bank Market Offered Rate in effect from time to time for the 3 month delivery of funds in amounts approximately equal to the principal amount of such loans (and, if such rate is below zero, the Daily Three Month LIBOR shall be deemed to be zero).  Borrowers understand and agree that Lender may base its determination of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Lender in its discretion deems appropriate, including but not limited to the rate offered for U.S. dollar deposits on the London Inter-Bank Market.  When interest is determined hereunder in relation to Daily Three Month LIBOR, each change in the interest rate hereunder shall become effective each Business Day that Lender determines that Daily Three Month LIBOR has changed.

"Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

"Deposit Account" means any deposit account (as that term is defined in the Code).

"Designated Account" means the Deposit Account of Administrative Borrower identified on Schedule D-1 to this Agreement (or such other Deposit Account of Administrative Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrowers to Lender).

"Designated Account Bank" has the meaning specified therefor in Schedule D-1 to this Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrowers to Lender).

"Digonex" means Digonex Technologies, Inc., an Indiana corporation.

"Dilution" means, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Loan Parties' Accounts during such period, by (b) the Loan Parties' billings with respect to Accounts during such period.

"Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by the extent to which Dilution is in excess of 5%.

"Disqualified Equity Interests" means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) matures or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

"Dollars" or "$" means United States dollars.

"Drawing Document" means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.

"EBITDA" means, with respect to any fiscal period and with respect to Parent determined, in each case, on a consolidated basis in accordance with GAAP:

(a)the consolidated net income (or loss) from continuing operations,

plus

(b)without duplication, the sum of the following amounts for such period to the extent included in determining consolidated net income (or loss) from continuing operations for such period:

(i)	unusual or non-recurring non-cash losses, including impairment losses,
(ii)	Interest Expense,
(iii)	income and franchise taxes,

(iv)	depreciation and amortization expense.
(v)	non-cash compensation expense,
(vi)	non-cash loss on the sale or disposal of assets,
(vii)	non-cash trade and/or barter losses,
(viii)	non-cash loss attributable to non-controlling interests,
(ix)

non-cash loss on debt extinguishment, and to the extent paid prior to or at closing, any premiums paid in cash with respect to the extinguishment of the Existing Credit Facility, not to exceed $840,000 in the aggregate, and

(x)

to the extent paid or payable in cash, expenses incurred in such period in connection with entering into the Permitted Indebtedness and any amendments thereto in an aggregate amount not to exceed $250,000 during the term of this Agreement, minus

(c)without duplication, the sum of the following amounts for such period to the extent included in determining consolidated net income (or loss) for such period:

(i)	unusual or non-recurring non-cash gains
(ii)	non-cash gain on the sale or disposal of assets,
(iii)	interest income,
(iv)	non-cash trade and/or barter income,
(v)	non-cash gain attributable to non-controlling interests,
(vi)	non-cash gain on debt extinguishment

In addition, notwithstanding the foregoing, EBITDA for the following months shall be deemed to be as follows:

March 2018	$ 851,537
April 2018	$ 285,137
May 2018	$ 2,144,315
June 2018	$ 370,007
July 2018	$ 570,484
August 2018	$ 679,211
September 2018	$ 947,676
October 2018	$ 1,587,696
November 2018	$ 1,335,607
December 2018	$ 373,443
January 2019	($ 496,637)
February 2019	($ 78,210)

"Eligible Accounts" means those Accounts created by a Loan Party in the ordinary course of its business, that arise out of such Loan Party's sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Lender in Lender's Permitted Discretion to address the results of any information with respect to the Loan Parties' business or assets of which Lender becomes aware after the Closing Date, including any field examination performed by or received by Lender from time to time after the Closing Date.  In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, finance charges, service charges, discounts, credits, allowances, and rebates.  Eligible Accounts shall not include the following:

(a)Accounts that the Account Debtor has failed to pay within 120 days of original invoice date,

(b)Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c)Accounts with selling terms of more than 30 days,

(d)Accounts with respect to which the Account Debtor is an Affiliate of any Loan Party or an employee or agent of any Loan Party or any Affiliate of any Loan Party,

(e)Accounts (i) arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional, or (ii) with respect to which the payment terms are "C.O.D.", cash on delivery or other similar terms,

(f)Accounts that are not payable in Dollars,

(g)Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States or Canada or any state or province thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Lender (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Lender and, if requested by Lender, is directly drawable by Lender, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Lender,

(h)Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the Loan Parties have complied, to the reasonable satisfaction of Lender, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States or any other Governmental Authority (exclusive, however, of Accounts with respect to which Loan Parties have complied, to the reasonable satisfaction of Lender, with any state requirements similar to the Assignment of Claims Act, 31 USC §3727), provided that up to $600,000 of such Accounts (or with respect to which the Account Debtor is the United States or any department, agency, or instrumentality of the United States, $200,000 of such Accounts), shall not be deemed ineligible pursuant to this clause (h),

(i)Accounts with respect to which the Account Debtor is a creditor of a Loan Party, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute,

(j)Accounts with respect to an Account Debtor whose Eligible Accounts owing to Loan Parties exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Lender in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Lender based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(k)Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Loan Party has received notice of an imminent Insolvency Proceeding,

(l)Accounts, the collection of which, Lender, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor's financial condition,

(m)Accounts that are not subject to a valid and perfected first priority Lender's Lien,

(n)Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(o)Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(p)Accounts (i) that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Loan Party of the subject contract for goods or services, or (ii) that represent credit card sales, or

(q)Accounts owned by a Person that is joined to this Agreement as a Loan Party pursuant to the provisions of this Agreement, until the completion of a field examination with respect to such Accounts, in each case, satisfactory to Lender in its Permitted Discretion.

"Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (a) that is or within the preceding six (6) years has been sponsored, maintained or contributed to by any Loan Party or ERISA Affiliate or (b) to which any Loan Party or ERISA Affiliate has, or has had at any time within the preceding six (6) years, any liability, contingent or otherwise.

"Environmental Action" means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Loan Party, any Subsidiary of any Loan Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party, any Subsidiary of any Loan Party, or any of their predecessors in interest.

"Environmental Law" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

"Environmental Liabilities" means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities.

"Equipment" means equipment (as that term is defined in the Code).

"Equity Interests" means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

"ERISA Affiliate" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of such Loan Party or its Subsidiaries under IRC Section 414(o).

"Event of Default" has the meaning specified therefor in Section 8 of this Agreement.

"Excess Availability" means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of the Loan Parties and their Subsidiaries aged in excess of historical levels with respect thereto and all book overdrafts of the Loan Parties and their Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Lender in its Permitted Discretion.

"Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.

"Excluded Swap Obligation" means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of (including by virtue of the joint and several liability provisions of Section 2.14), or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

"Excluded Taxes"  means with respect to any payments to, or on account of a Lender,  any tax imposed on the net income or net profits of Lender (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof in which Lender is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which Lender's principal office is located in each case as a result of a present or former connection between Lender and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from Lender having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this Agreement or any other Loan Document).

"Existing Credit Facility" means the Amended and Restated Credit Agreement dated as of April 18, 2017, among Borrower, Parent, the credit parties thereto, the lenders party thereto, the Bank of New York Mellon (as administrative agent), and Fifth Third Bank (as syndication agent).

"Extraordinary Advances" has the meaning specified therefor in Section 2.3(c)(ii) of this Agreement.

"Extraordinary Receipts" means (a) so long as no Event of Default has occurred and is continuing, proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, and (b) if an Event of Default has occurred and is continuing, any payments received by any Loan Party or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(d)(iii) of this Agreement) consisting of (i) proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim (and not consisting of proceeds described in Section 2.4(d)(iii) of this Agreement, but including proceeds of business interruption insurance, (ii) indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and (iii) any purchase price adjustment received in connection with any purchase agreement.

"FCPA" means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Lender from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

"Fee Letter" means that certain fee letter, dated as of even date with this Agreement, among Borrowers and Lender, in form and substance reasonably satisfactory to Lender.

"First Funding" means the funding of a Revolving Loan, the initial extension of credit hereunder, in accordance with the terms and conditions of this Agreement, including, the conditions set forth in Section 3 of this Agreement, and subject to the following additional conditions precedent (i) the proceeds of such Revolving Loan shall be used solely to fund the St. Louis Tax Payment, (ii) Excess Availability, after giving effect to such payment of the St. Louis Tax Payment, the funding of such Revolving Loan, and the payment of all other fees, costs and expenses, if any, required to be paid by Borrowers on or before such date under this Agreement or any other Loan Document, is not less than $1,500,000, and (iii) Borrowers have provided Lender with written confirmation, supported by reasonably detailed calculations, that, on a pro forma basis after giving effect to such Revolving Loan and the St. Louis Tax Payment, the Loan Parties and their Restricted Subsidiaries would have been in compliance with the financial covenants in Section 7 of this Agreement for the fiscal quarter or fiscal month, as applicable, ended immediately prior to the proposed date of consummation of such proposed Revolving Loan and St. Louis Tax Payment.

"First Funding Date" means the date on which the First Funding occurs.

"Fixed Charge Coverage Ratio" means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with GAAP, the ratio of (a) EBITDA for such period minus Unfinanced Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (b) Fixed Charges for such period.

"Fixed Charges" means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense required to be paid (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) scheduled principal payments in respect of Indebtedness that are required to be paid during such period, (c) all federal, state, and local income taxes required to be paid in cash during such period but excluding taxes required to be paid with respect to the fiscal year ended February 28, 2019 in connection with the sale by Emmis Radio, LLC and Emmis Radio License, LLC of Stations located in St. Louis, Missouri on April 30, 2018, (d) all Restricted Payments paid (whether in cash or other property, other than common Equity Interests) during such period, (e) all loans constituting Permitted Intercompany Advances made to Digonex during such period, and (f) to the extent not otherwise deducted from EBITDA for such period, all payments required to be made during such period in respect of any funding deficiency or funding shortfall with respect to any Pension Plan or for any Withdrawal Liability.

"Funding Date" means the date on which a Borrowing occurs.

"Funding Losses" has the meaning specified therefor in Section 2.12(b)(ii) of this Agreement.

"GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

"Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

"Governmental Authority" means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

"Guarantor" means (a) each Person that guaranties all or a portion of the Obligations, including Parent and any Person that is a "Guarantor" under the Guaranty and Security Agreement, and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of this Agreement.  For the avoidance of doubt, "Guarantor" shall not include any Unrestricted Subsidiary.

"Guaranty and Security Agreement" means a guaranty and security agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Lender, executed and delivered by each of the Loan Parties to Lender.

"Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

"Headquarters Facility" means the Real Property located at 40 Monument Circle, Indianapolis, Indiana 46204.

"Hedge Agreement" means a "swap agreement" as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

"Hedge Obligations" means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each Loan Party and its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

"Hedge Provider" means Lender or any of its Affiliates.

"Increased Reporting Event" means if (i) at any time Excess Availability is less than the greater of (a) 12.5% of the Maximum Revolver Amount and (b) $1,500,000, and (ii) the sum of the outstanding principal balance of the Revolving Loans and the Letter of Credit Usage is greater than zero.

"Increased Reporting Period" means the period commencing after the continuance of an Increased Reporting Event and continuing until the date when no Increased Reporting Event has occurred for 30 consecutive days.

"Indebtedness" as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any earn-out or similar obligations, (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above.  For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

"Indemnified Liabilities" has the meaning specified therefor in Section 10.3 of this Agreement.

"Indemnified Person" has the meaning specified therefor in Section 10.3 of this Agreement.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

"Indiana Broadcasting" means Emmis Indiana Broadcasting, L.P., an Indiana limited partnership.

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

"Intercompany Subordination Agreement" means an intercompany subordination agreement, dated as of even date with this Agreement, executed and delivered by each Loan Party and each of its Subsidiaries, and Lender, the form and substance of which is reasonably satisfactory to Lender.

"Intercreditor Agreement" means the Intercreditor Agreement, dated as of even date with this Agreement, executed and delivered by Lender, Emmis, and the Real Property Lender.

"Interest Expense" means, for any period, the aggregate of the interest expense of Parent for such period, determined on a consolidated basis in accordance with GAAP.

"Inventory" means inventory (as that term is defined in the Code).

"Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

"IRC" means the Internal Revenue Code of 1986, as in effect from time to time.

"ISP" means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by Lender for such use.

"Issuer Document" means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Lender and relating to such Letter of Credit.

"Joinder" means a joinder agreement substantially in the form of Exhibit J-1 to this Agreement.

"Lender" has the meaning set forth in the preamble to this Agreement, and shall include its successors and assigns.

"Lender Expenses" means all (a) reasonable costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by Lender, (b) documented, reasonable out-of-pocket fees or charges paid or incurred by Lender in connection with Lender's transactions with each Loan Party and its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Lender's reasonable customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries, (d) Lender's reasonable customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any reasonable out-of-pocket costs and expenses incurred in connection therewith, (e) reasonable customary charges imposed or incurred by Lender resulting from the dishonor of checks payable by or to any Loan Party or its Subsidiaries, (f) reasonable, documented out-of-pocket costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Lender related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10 of this Agreement, (h)  Lender's reasonable, documented costs and expenses (including reasonable and documented attorneys' fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Lender's Liens in and to the Collateral, or Lender's relationship with any Loan Party or any of its Subsidiaries, (i) Lender's reasonable costs and expenses (including reasonable attorneys' fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), or amending, waiving, or modifying the Loan Documents, and (j) Lender's reasonable and documented costs and expenses (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral.

"Lender Representatives" has the meaning specified therefor in Section 16.9 of this Agreement.

"Lender-Related Person" means Lender, together with its Affiliates, officers, directors, employees, attorneys, and agents.

"Lender's Account" means the Deposit Account of Lender identified on Schedule A-1 to this Agreement (or such other Deposit Account of Lender that has been designated as such, in writing, by Lender to Borrowers).

"Lender's Liens" means the Liens granted by each Loan Party or its Subsidiaries to Lender under the Loan Documents and securing the Obligations.

"Letter of Credit" means a letter of credit (as that term is defined in the Code) issued by Lender for the account of a Loan Party or its Subsidiaries.

"Letter of Credit Collateralization" means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Lender (including that Lender has a first priority perfected Lien in such cash collateral), including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(j) of this Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Lender for the benefit of Lender in an amount equal to 105% of the then existing Letter of Credit Usage, (b) delivering to Lender documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Lender, terminating all of such beneficiaries' rights under the Letters of Credit, or (c) providing Lender with a standby letter of credit, in form and substance reasonably satisfactory to Lender, from a commercial bank acceptable to Lender (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

"Letter of Credit Disbursement" means a payment made by Lender pursuant to a Letter of Credit.

"Letter of Credit Fee" has the meaning specified therefor in Section 2.6(b) of this Agreement.

"Letter of Credit Indemnified Costs" has the meaning specified therefor in Section 2.11(e) of this Agreement.

"Letter of Credit Related Person" has the meaning specified therefor in Section 2.11(e) of this Agreement.

"Letter of Credit Sublimit" means $1,000,000.

"Letter of Credit Usage" means, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Revolving Loan.

"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

"Line Cap" means, as of any date of determination, the lesser of (a) the Maximum Revolver Amount, and (b) the Borrowing Base as of such date of determination.

"Loan" means any Revolving Loan or Extraordinary Advance made (or to be made) hereunder.

"Loan Account" has the meaning specified therefor in Section 2.9 of this Agreement.

"Loan Documents" means this Agreement, the Control Agreements, any Borrowing Base Certificate, the Cash Management Documents, the Fee Letter, the Guaranty and Security Agreement, the Intercompany Subordination Agreement, any Issuer Documents, the Letters of Credit, the Mortgages, the Intercreditor Agreement, any note or notes executed by Borrowers in connection with this Agreement and payable to Lender, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and Lender in connection with this Agreement (but specifically excluding Bank Product Agreements).

"Loan Management Service" means Lender's proprietary loan management program currently known as "Loan Manager" and any successor service or product of Lender which performs similar services.

"Loan Party" means any Borrower or any Guarantor.

"Lockbox" means "Lockbox" as defined and described in the Cash Management Documents.

"Margin Stock" as defined in Regulation U of the Board of Governors as in effect from time to time.

"Material Adverse Effect" means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of the Loan Parties and their Subsidiaries, taken as a whole, (b) a material impairment of the Loan Parties' and their Subsidiaries' ability to perform their obligations under the Loan Documents to which they are parties or of Lender's ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Lender), or (c) a material impairment of the enforceability or priority of Lender's Liens with respect to all or a material portion of the Collateral.

"Material Contract" means, with respect to any Person, any contract or agreement, the loss of which could reasonably be expected to result in a Material Adverse Effect.

"Maturity Date" means October 12, 2021; provided, that if on or prior to October 12, 2021, the Term Loan Indebtedness is refinanced or replaced as permitted under this Agreement, or the maturity of the Term Loan Indebtedness is otherwise extended to a date on or after September 12, 2025, in each case on terms reasonably satisfactory to Lender, or the Term Loan Indebtedness has been repaid in full in accordance with the terms of this Agreement the "Maturity Date" means April 12, 2024.

"Maximum Revolver Amount" means $12,000,000.

"Monthly Covenant Testing Period" means a period (a) commencing on the last day of the fiscal month of Parent most recently ended prior to a Monthly Covenant Trigger Event for which Borrowers are required to deliver to Lender monthly, quarterly or annual financial statements pursuant to Schedule 5.1 to this Agreement, and (b) continuing through and including the first day after such Monthly Covenant Trigger Event that Excess Availability has equaled or exceeded the greater of (i) 30% of the Maximum Revolver Amount, and (ii) $3,600,000 for 30 consecutive days.

"Monthly Covenant Trigger Event" means if at any time Excess Availability is less than the greater of (i) 30% of the Maximum Revolver Amount, and (ii) $3,600,000.

"Moody's" has the meaning specified therefor in the definition of Cash Equivalents.

"Mortgages" means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Loan Party or one of its Subsidiaries in favor of Lender, in form and substance reasonably satisfactory to Lender, that encumber the Real Property Collateral.

"Multiemployer Plan" means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA with respect to which any Loan Party or ERISA Affiliate has an obligation to contribute or has any liability, contingent or otherwise or could be assessed withdrawal liability assuming a complete withdrawal from any such multiemployer plan.

"Net Cash Proceeds" means:

(a)with respect to any sale or disposition by any Loan Party or any of its Restricted Subsidiaries of any Collateral, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Loan Party or such Restricted Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Lender under this Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Restricted Subsidiary in connection with such sale or disposition, (iii) taxes paid or payable to any taxing authorities by such Loan Party or such Restricted Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Restricted Subsidiaries, and are properly attributable to such transaction, (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of Lender, and (y) paid to Lender as a prepayment of the applicable Obligations in accordance with Section 2.4(e) of this Agreement at such time when such amounts are no longer required to be set aside as such a reserve, and (v) with respect to proceeds of the sale or disposition of the Headquarters Facility, amounts required to be used to repay the Real Property Indebtedness pursuant to the terms of the Real Property Indebtedness Documents as in effect on the date hereof; and

(b)with respect to the issuance or incurrence of any Indebtedness by any Loan Party or any of its Restricted Subsidiaries, or the issuance by any Loan Party or any of its Restricted Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Loan Party or such Restricted Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Restricted Subsidiary in connection with such issuance or incurrence, and (ii) taxes paid or payable to any taxing authorities by such Loan Party or such Restricted Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Restricted Subsidiaries, and are properly attributable to such transaction.

"Notification Event" means (a) the occurrence of a "reportable event" described in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by applicable regulations issued by the PBGC, (b) the withdrawal of any Loan Party or ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC or any Pension Plan or Multiemployer Plan administrator, (e) any other event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of a Lien pursuant to the IRC or ERISA in connection with any Employee Benefit Plan or the existence of any facts or circumstances that could reasonably be expected to result in the imposition of a Lien, (g) the partial or complete withdrawal of any Loan Party or ERISA Affiliate from a Multiemployer Plan (other than any withdrawal that would not constitute an Event of Default under Section 8.12), (h) any event or condition that results in the reorganization or insolvency of a Multiemployer Plan under Sections of ERISA, (i) any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under ERISA, (j) any Pension Plan being in "at risk status" within the meaning of IRC Section 430(i), (k) any Multiemployer Plan being in "endangered status" or "critical status" within the meaning of IRC Section 432(b) or the determination that any Multiemployer Plan is or is expected to be insolvent or in reorganization within the meaning of Title IV of ERISA, (l) with respect to any Pension Plan, any Loan Party or ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e), (m) an "accumulated funding deficiency" within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) or the failure of any Pension Plan or Multiemployer Plan to meet the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA), in each case, whether or not waived, (n) the filing of an application for a waiver of the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) with respect to any Pension Plan or Multiemployer Plan, (o) the failure to make by its due date a required payment or contribution with respect to any Pension Plan or Multiemployer Plan, (p) any event that results in or could reasonably be expected to result in a liability by a Loan Party pursuant to Title I of ERISA or the excise tax provisions of the IRC relating to Employee Benefit Plans or any event that results in or could reasonably be expected to result in a liability to any Loan Party or ERISA Affiliate pursuant to Title IV of ERISA or Section 401(a)(29) of the IRC, or (q) any of the foregoing is reasonably likely to occur in the following 30 days.

"Obligations" means (a) all loans (including the Revolving Loans (inclusive of Extraordinary Advances)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations; provided that, anything to the contrary contained in the foregoing notwithstanding, the Obligations shall exclude any Excluded Swap Obligation.  Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans, (ii) interest accrued on the Revolving Loans, (iii) the amount necessary to reimburse Lender for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Expenses, (vi)  fees payable under this Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document.  Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

"OFAC" means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

"Other Taxes" has the meaning set forth in Section 15.

"Overadvance" means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11 of this Agreement.

"Parent" has the meaning specified therefor in the preamble to this Agreement.

"Patriot Act" has the meaning specified therefor in Section 4.13 of this Agreement.

"Payment Conditions" means, at the time of determination with respect to a proposed payment to fund a Specified Transaction, that:

(a)no Default or Event of Default then exists or would arise as a result of the consummation of such Specified Transaction,

(b)both (i) the Fixed Charge Coverage Ratio of the Loan Parties and their Subsidiaries is equal to or greater than 1.10:1.00 for the trailing 12 month period most recently ended for which financial statements are required to have been delivered to Lender pursuant to Schedule 5.1 to this Agreement (to the extent such proposed payment is a Fixed Charge, calculated on a pro forma basis as if such proposed payment is a Fixed Charge made on the last day of such 12 month period (it being understood, to the extent such proposed payment is a Fixed Charge, that such proposed payment shall also be a Fixed Charge made on the last day of such 12 month period for purposes of calculating the Fixed Charge Coverage Ratio under this clause (b) for any subsequent proposed payment to fund a Specific Transaction)), and (ii) Excess Availability, (x) at all times during the 30 consecutive days immediately preceding the date of such proposed payment and the consummation of such Specified Transaction, calculated on a pro forma basis as if such proposed payment was made, and the Specified Transaction was consummated, on the first day of such period, and (y) after giving effect to such proposed payment and Specified Transaction, in each case, is not less than $5,000,000, and

(c)Administrative Borrower has delivered a certificate to Lender certifying that all conditions described in clauses (a) and (b) above have been satisfied.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

"Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code sponsored, maintained, or contributed to by any Loan Party or ERISA Affiliate or to which any Loan Party or ERISA Affiliate has any liability, contingent or otherwise.

"Perfection Certificate" means a certificate in the form of Exhibit P-1 to this Agreement.

"Permitted Discretion" means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

"Permitted Dispositions" means:

(a)sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property no longer used in the conduct of the business of the Loan Parties and their Restricted Subsidiaries that do not materially interfere with the ordinary conduct of the business of Borrowers and their Restricted Subsidiaries,

(b)sales of Inventory to buyers in the ordinary course of business,

(c)the granting of Permitted Liens,

(d)the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement,

(e)the making of Permitted Investments,

(f)the Specified Asset Dispositions, and

(g)other dispositions of Equipment; provided that the fair market value of such Equipment sold or otherwise disposed of in any twelve month period does not exceed $500,000.

"Permitted Holder" means Jeff Smulyan.

"Permitted Indebtedness" means:

(a)Indebtedness in respect of the Obligations,

(b)Indebtedness as of the Closing Date set forth on Schedule P-3 to this Agreement and any Refinancing Indebtedness in respect of such Indebtedness,

(c)Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d)Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit,

(e)the incurrence by any Loan Party or its Restricted Subsidiaries of Indebtedness under Hedge Agreements that is incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party's or such Restricted Subsidiary's operations and not for speculative purposes,

(f)Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called "purchase cards", "procurement cards" or "p-cards"), or Cash Management Services,

(g)Indebtedness composing Permitted Investments,

(h)the Term Loan Indebtedness,

(i)the Real Property Indebtedness, and

(j)Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Loan Party or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year.

"Permitted Intercompany Advances" means loans made by (a) a Loan Party to another Loan Party other than Parent, (b) a Subsidiary of a Loan Party that is not a Loan Party to another Subsidiary of a Loan Party that is not a Loan Party, (c) a Subsidiary of a Loan Party that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, (d) a Loan Party to the Austin Joint Venture for payment of employment expenses and other expenses incurred by the Austin Joint Venture in the ordinary course of its business and consistent with past practices in an aggregate outstanding amount not to exceed $700,000 at any time, and (e) a Loan Party to a Subsidiary of a Loan Party that is not a Loan Party, so long as (i) the aggregate amount of all such loans does not exceed $500,000 in any fiscal year, or, with respect to the fiscal year ending February 28, 2020, from the Closing Date through February 28, 2020, (ii) at the time of the making of such loan, no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (iii) Borrowers have provided Lender with written confirmation, supported by reasonably detailed calculations, that, on a pro forma basis after giving effect to such loan, the Loan Parties and their Restricted Subsidiaries would have been in compliance with the financial covenant(s) in Section 7 of this Agreement for the fiscal quarter or fiscal month, as applicable, ended immediately prior to the proposed date of consummation of such proposed loan.

"Permitted Investments" means:

(a)Investments in cash and Cash Equivalents,

(b)Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c)advances made in connection with purchases of goods or services in the ordinary course of business,

(d)Investments owned by any Loan Party or any of its Restricted Subsidiaries on the Closing Date and set forth on Schedule P-1 to this Agreement,

(e)Permitted Intercompany Advances,

(f)Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to obligations permitted under clause (g) of the definition of Permitted Indebtedness,

(g)Equity Interests or other securities of Digonex acquired by Emmis in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Emmis (outside the ordinary course of business) or as security for any such Indebtedness or claims, and

(h)other Investments in an aggregate amount not to exceed $500,000 during the term of this Agreement.

"Permitted Liens" means:

(a)Liens granted to, or for the benefit of, Lender to secure the Obligations,

(b)Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Lender's Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c)judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of this Agreement,

(d)Liens set forth on Schedule P-2 to this Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to this Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e)the interests of lessors under operating leases and non-exclusive licensors under license agreements, and the interests of sublessees and sublicensees under operating leases and license agreements to operate portions of the radio spectrum, initially licensed to Borrowers and their Restricted Subsidiaries by the United States Federal Communications Commission or its successor, that in each case do not materially interfere with the ordinary conduct of the business of Borrowers and their Restricted Subsidiaries.

(f)purchase money Liens on fixed assets or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the fixed asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the fixed asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g)Liens that are replacements of the Permitted Liens described in clauses (a) through (f) to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(h)with respect to any Real Property, easements, rights of way, and zoning restrictions and other similar encumbrances that both arise in the ordinary course of business and that do not materially interfere with or impair the use or operation thereof,

(i)a mortgage Lien on Emmis's fee interest in the Headquarters Facility and the Whitestown Facility, in each case in favor of the Real Property Lender and securing the Real Property Indebtedness,

(j)a Lien on Emmis's interests in the Austin Joint Venture in favor of the Term Loan Lender, securing the Term Loan Indebtedness,

(k)Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(l)Liens on amounts deposited to secure Borrowers' and their Subsidiaries obligations in connection with the making or entering into of bids, tenders, licenses or leases in the ordinary course of business and not in connection with the borrowing of money,

(m)Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness, and

(n)other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $500,000.

"Permitted Protest" means the right of any Loan Party or any of its Restricted Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment; provided, that (a) a reserve with respect to such obligation is established on such Loan Party's or its Restricted Subsidiaries' books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party or its Restricted Subsidiary, as applicable, in good faith, and (c) Lender is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Lender's Liens.

"Permitted Purchase Money Indebtedness" means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $500,000.

"Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

"Projections" means Parent's forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, as applicable,  all prepared on a basis consistent with Parent's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

"Protective Advances" has the meaning specified therefor in Section 2.3(c)(i) of this Agreement.

"Qualified Equity Interests" means and refers to any Equity Interests issued by Parent (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

"Real Property" means any estates or interests in real property now owned or hereafter acquired by any Loan Party or one of its Restricted Subsidiaries and the improvements thereto.

"Real Property Collateral" means the Real Property identified on Schedule R-1 to this Agreement.

"Real Property Indebtedness" means the $23,000,000 term loan made by the Real Property Lender to Emmis and Indiana Broadcasting in accordance with the Real Property Indebtedness Documents and any Refinancing Indebtedness in respect of such Indebtedness.

"Real Property Indebtedness Documents" means, collectively, (i) that certain Loan Agreement dated as of the date hereof by and among Emmis, Indiana Broadcasting, and Real Property Lender, (ii) that certain Promissory Note dated as of the date hereof in an original principal amount of $23,000,000 executed by Emmis and Indiana Broadcasting in favor of Real Property Lender, (iii) that certain Real Estate Mortgage, Security Agreement and Fixture Filing dated as of the date hereof by and between Emmis and Real Property Lender, (iv) that certain Assignment of Rents and Leases dated as of the date hereof by and between Emmis and Real Property Lender, (v) that certain Environmental Indemnity Agreement dated as of the date hereof by and between Emmis and Real Property Lender, (vi) that certain Real Estate Mortgage, Security Agreement and Fixture Filing dated as of the date hereof by and between Indiana Broadcasting and Real Property Lender, (vii) that certain Assignment of Rents and Leases dated as of the date hereof by and between Indiana Broadcasting and Real Property Lender, and (viii) that certain Environmental Indemnity Agreement dated as of the date hereof by and between Indiana Broadcasting and Real Property Lender.

"Real Property Lender" means STAR Financial Bank.

"Receivable Reserves" means, as of any date of determination, those reserves that Lender deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves for rebates, discounts, warranty claims, and returns) with respect to the Eligible Accounts or the Maximum Revolver Amount.

"Record" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

"Refinancing Indebtedness" means refinancings, renewals, or extensions of Indebtedness so long as:

(a)such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b)such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of Lender,

(c)if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness,

(d)the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,

(e)if the Indebtedness that is refinanced, renewed or extended was unsecured, such refinancing, renewal or extension shall be unsecured, and

(f)if the Indebtedness that is refinanced, renewed, or extended was secured (i) such refinancing, renewal, or extension shall be secured by substantially the same or less collateral as secured such refinanced, renewed or extended Indebtedness on terms no less favorable to Lender, and (ii) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such Indebtedness that is refinanced, renewed or extended.

"Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

"Required Availability" means Excess Availability exceeds $1,000,000.

"Reserves" means, as of any date of determination, Bank Product Reserves, Receivables Reserves, and those other reserves that Lender deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves with respect to (a) sums that any Loan Party or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases), and (b) amounts owing by any Loan Party or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Lender likely would have a priority superior to Lender's Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the Borrowing Base or the Maximum Revolver Amount.

"Restricted Payment" means (a) any declaration or payment of any dividend or the making of any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Parent or any of its Restricted Subsidiaries (including any payment in connection with any merger or consolidation involving Parent or any of its Subsidiaries) or to the direct or indirect holders of Equity Interests issued by Parent or any of its Restricted Subsidiaries in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Parent or any of its Restricted Subsidiaries, or (b) any purchase, redemption, making of any sinking fund or similar payment, or other acquisition or retirement for value (including in connection with any merger or consolidation involving Parent or any of its Subsidiaries) any Equity Interests issued by Parent or any of its Restricted Subsidiaries, or (c) any making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Parent or any of its Restricted Subsidiaries now or hereafter outstanding.

"Restricted Subsidiary" means each Subsidiary of Parent other than any Unrestricted Subsidiary.

"Revolver Commitment" means Lender's Revolver Commitment as set forth beside Lender's name on Schedule C-1 to this Agreement.

"Revolver Usage" means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Protective Advances), plus (b) the amount of the Letter of Credit Usage.

"Revolving Loans" has the meaning specified therefor in Section 2.1(a) of this Agreement.

"Sanctioned Entity" means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

"Sanctioned Person" means, at any time, (a) any a Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC's consolidated Non-SDN list or any other Sanctions-related list maintained by any relevant Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

"Sanctions" means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty's Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over Lender or any Loan Party or any of their respective Subsidiaries or Affiliates.

"S&P" has the meaning specified therefor in the definition of Cash Equivalents.

"SEC" means the United States Securities and Exchange Commission and any successor thereto.

"Securities Account" means a securities account (as that term is defined in the Code).

"Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

"Solvent" means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person's debts (including contingent liabilities) is less than all of such Person's assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is "solvent" or not "insolvent", as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

"Specified Asset Disposition" has the meaning specified therefore in the Fee Letter.

"Specified Transaction" means, any optional prepayment of Indebtedness or Restricted Payment (or declaration of any optional prepayment or Restricted Payment).

"Standard Letter of Credit Practice" means, for Lender, any domestic or foreign law or letter of credit practices applicable in the city in which Lender issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

"Station" means any radio station owned by any Loan Party.

"St. Louis Tax Payment" means, as of any date of determination, all tax liability of the Loan Parties as of such date with respect to the fiscal year ended February 28, 2019 in connection with the sale by Emmis Radio, LLC and Emmis Radio License, LLC of certain of its Stations located in St. Louis, Missouri on April 30, 2018.

"Subject Holder" has the meaning specified therefor in Section 2.4(e)(vi) of this Agreement.

"Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

"Swap Obligation" means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.

"Taxes" means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto.

"Term Loan Indebtedness" means the $4,000,000 term loan made by the Term Loan Lender to Emmis in accordance with the Term Loan Indebtedness Documents and any Refinancing Indebtedness in respect of such Indebtedness.

"Term Loan Indebtedness Documents" means, collectively, (i) that certain Term Loan Note and Agreement by and between Emmis and the Term Loan Lender dated as of the date hereof and (ii) that certain Pledge Agreement by and between Emmis and the Term Loan Lender, dated as of the date hereof.

"Term Loan Lender" means Barrett Investment Partners, LLC.

"UCP" means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by Lender for use.

"Unfinanced Capital Expenditures"  means Capital Expenditures (a) not financed with the proceeds of any incurrence of Indebtedness (other than the incurrence of any Revolving Loans), the proceeds of any sale or issuance of Equity Interests or equity contributions, the proceeds of any asset sale (other than the sale of Inventory in the ordinary course of business), or any insurance proceeds, and (b) that are not reimbursed by a third person (excluding any Loan Party or any of its Affiliates) in the period, such expenditures are made pursuant to a written agreement.

"United States" means the United States of America.

"Unrestricted Subsidiaries" means Digonex Technologies, Inc., an Indiana corporation, TagStation, LLC, an Indiana limited liability company, NextRadio, LLC, an Indiana limited liability company, NextRadio Sales, LLC, an Indiana limited liability company, Emmis Radio Holding Corporation, an Indiana corporation, Emmis Radio Holding II Corporation, an Indiana corporation, Emmis  New York Radio LLC, a Delaware limited liability company, Emmis New York Radio License LLC, a Delaware limited liability company, Radio Austin Management, LLC, a Texas limited liability company, Emmis Austin Radio Broadcasting Company, L.P., a Texas limited partnership, and any other Subsidiary of the Loan Parties that is formed or acquired after the Closing Date in accordance with the terms of this Agreement and designated in writing to Lender as an Unrestricted Subsidiary prior to the date of such formation or acquisition.

"Unused Line Fee" has the meaning specified therefor in Section 2.10(c) of this Agreement.

"Voidable Transfer" has the meaning specified therefor in Section 16.8 of this Agreement.

"Whitestown Facility" means the Real Property located at 5875 Perry Worth Road, Whitestown, Indiana.

"Withdrawal Liability" means liability with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2.Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Administrative Borrower notifies Lender that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Lender notifies Administrative Borrower that Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Lender and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of Lender and Borrowers after such Accounting Change conform as nearly as possible to their respective positions immediately before such Accounting Change took effect and, until any such amendments have been agreed upon, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred.  When used herein, the term "financial statements" shall include the notes and schedules thereto.  Whenever the term "Parent" is used in respect of a financial covenant or a related definition, it shall be understood to mean the Loan Parties and their Subsidiaries on a consolidated basis, but excluding the Unrestricted Subsidiaries (other than 50.1% of the Austin Joint Venture), unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards Board's Accounting Standards Codification Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term "unqualified opinion" as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.3.Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4.Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms "includes" and  "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or."  The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  The words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties.  Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, and (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Lender of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys' fees and legal expenses), such cash collateral to be in such amount as Lender reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of Lender.  Any reference herein to any Person shall be construed to include such Person's successors and assigns.  Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5.Time References.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Central standard time or Central daylight saving time, as in effect in Chicago, Illinois on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word "from" means "from and including" and the words "to" and "until" each means "to and including"; provided, that with respect to a computation of fees or interest payable to Lender, such period shall in any event consist of at least one full day.

1.6.Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOANS AND TERMS OF PAYMENT.

2.1.Revolving Loans.

(a)Subject to the terms and conditions of this Agreement, on and after the
First Funding Date and during the term of this Agreement, Lender agrees to make revolving loans ("Revolving Loans") to Borrowers in an amount at any one time outstanding not to exceed the lesser of:

(i)the Revolver Commitment, or

(ii)an amount equal to the lesser of:

(A)the amount equal to (1) the Maximum Revolver Amount, less (2) the Letter of Credit Usage at such time, and

(B)the amount equal to (1) the Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Lender), as adjusted for Reserves established by Lender in accordance with Section 2.1(c), less (2) the Letter of Credit Usage at such time.

(b)Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.  The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they otherwise become due and payable pursuant to the terms of this Agreement.

(c)Anything to the contrary in this Section 2.1 notwithstanding, Lender shall have the right (but not the obligation) at any time, in the exercise of its Permitted Discretion, to establish and increase or decrease Reserves against the Borrowing Base or the Maximum Revolver Amount.

2.2.[Intentionally Omitted].

2.3.Borrowing Procedures.

(a)Procedure for Borrowing Revolving Loans.  Provided Lender has not separately agreed that Borrowers may use the Loan Management Service, each Borrowing shall be made by a written request by an Authorized Person delivered to Lender (which may be delivered through Lender's electronic platform or portal).  Such written request must be received by Lender no later than 1:00 p.m. on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing and (ii) the requested Funding Date, which shall be a Business Day.  All Borrowing requests which are not made on-line via Lender's electronic platform or portal shall be subject to (and unless Lender elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Lender's authentication process (with results satisfactory to Lender) prior to the funding of any such requested  Revolving Loan.

(b)Making of Revolving Loans.  After receipt of a request for a Borrowing pursuant to Section 2.3(a), Lender shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such amount to the Designated Account; provided, that Lender shall not have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(c)Protective Advances and Optional Overadvances.

(i)Any contrary provision of this Agreement or any other Loan Document notwithstanding, at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Lender hereby is authorized by Borrowers from time to time, in Lender's sole discretion, to make Revolving Loans to, or for the benefit of, Borrowers, that Lender, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.3(c)(i) shall be referred to as "Protective Advances").

(ii)Each Protective Advance and each Overadvance (each, an "Extraordinary Advance") shall be deemed to be a Revolving Loan hereunder, and all payments on the Extraordinary Advances, including interest thereon, shall be payable to Lender.  The Extraordinary Advances shall be repayable on demand, secured by Lender's Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans.  The provisions of this Section 2.3(c) are for the exclusive benefit of Lender and are not intended to benefit Borrowers (or any other Loan Party) in any way.

(d)Loan Management Service.  If Lender has separately agreed that Borrowers may use the Loan Management Service, Borrowers shall not request and Lender shall no longer honor a request for a Borrowing made in accordance with Section 2.3(a) and all Borrowings will instead be initiated by Lender and credited to the Designated Account as Revolving Loans as of the end of each Business Day in an amount sufficient to maintain an agreed upon ledger balance in the Designated Account, subject only to Availability as provided in Section 2.1.  If Lender terminates Borrowers' access to the Loan Management Service, Borrowers may continue to request Borrowings as provided in Section 2.3(a), subject to the other terms and conditions of this Agreement.  Lender shall have no obligation to make a Borrowing through the Loan Management Service after the occurrence of a Default or an Event of Default, or in an amount in excess of Availability, and may terminate the Loan Management Service at any time in its sole discretion.

2.4.Payments; Prepayments.

(a)Payments.

(i)Payments by Borrowers.  Except as otherwise expressly provided herein, all payments by Borrowers shall be made (i) to Lender's Account for the account of Lender and shall be made in immediately available funds, no later than 3:30 p.m. on the date specified herein, or (ii) as otherwise specified in the applicable Cash Management Documents.  Any payment received by Lender later than 3:30 p.m. shall be deemed to have been received (unless Lender, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)Payments by Account Debtors.  At all times after Borrowers' accounts have been opened with Lender, Borrowers shall instruct all Account Debtors to make payments either directly to the Lockbox for deposit by Lender directly to the Lender's Account, or instruct them to deliver such payments to Lender by wire transfer, ACH, or other means as Lender may direct for deposit to the Lockbox or Lender's Account or for direct application to reduce the outstanding Revolving Loans. If any Borrower receives a payment of the Proceeds of Collateral directly, such Borrower will promptly deposit the payment or Proceeds into the Lender's Account. Until so deposited, such Borrower will hold all such payments and Proceeds in trust for Lender without commingling with other funds or property.

(b)Apportionment and Application.

(i)Subject to Section 2.4(b)(iii), Section 2.4(c)(ii), and Section 2.4(d), all payments to be made hereunder by Borrowers shall be remitted to Lender and all such payments, and all proceeds of Collateral received by Lender, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Revolving Loans outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii)At any time that an Application Event has occurred and is continuing, all payments remitted to Lender and all proceeds of Collateral received by Lender shall be applied by Lender to the Obligations in such order and manner as Lender shall determine in its sole discretion, and, after payment in full of the Obligations, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii)In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(ii) shall not apply to any payment made by Borrowers to Lender and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(iv)In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.

(c)Optional Prepayments.

(i)Revolving Loans.  Borrowers may prepay the principal of any Revolving Loan at any time in whole or in part.

(d)Mandatory Prepayments.

(i)Borrowing Base.  If, at any time, (A) the Revolver Usage on such date exceeds (B) the lesser of (x) the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Lender, or (y) the Maximum Revolver Amount, in all cases as adjusted for Reserves established by Lender in accordance with Section 2.1(c), then Borrowers shall immediately prepay the Obligations in accordance with Section 2.4(e)(i) in an aggregate amount equal to the amount of such excess.

(ii)[Intentionally Omitted]

(iii)Dispositions.  Within one Business Day of the date of receipt by any Loan Party or any of its Restricted Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition of any Collateral (including Net Cash Proceeds of insurance or arising from casualty losses or condemnations and payments in lieu thereof, but excluding Net Cash Proceeds from sales or dispositions which qualify as Permitted Dispositions under the definition of Permitted Dispositions), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(e)(ii) in an amount equal to 100% (or, 75% solely with respect to a sale by a Loan Party or Restricted Subsidiary of a Station (that does not include a sale of any Accounts) or a written or electronic magazine periodical offered for sale to the public (that does not include a sale of any Accounts)) of such Net Cash Proceeds received by such Person in connection with such sales or dispositions; provided, that so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Borrowers shall have given Lender prior written notice of Borrowers' intention to apply such monies to the costs of replacement of the Collateral that is the subject of such sale or disposition or the cost of purchase of other assets useful in the business of such Loan Party or its Restricted Subsidiaries, (C) the monies are held in a Deposit Account in which Lender has a perfected first-priority security interest, and (D) such Loan Party or its Restricted Subsidiary, as applicable, completes such replacement or purchase within 180 days after the initial receipt of such monies, then the Loan Party or such Loan Party's Restricted Subsidiary whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition or the costs of purchase of other assets useful in the business of such Loan Party or such Restricted Subsidiary unless and to the extent that such applicable period shall have expired without such replacement or purchase being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Lender and applied in accordance with Section 2.4(e)(ii).  Nothing contained in this Section 2.4(d)(iii) shall permit any Loan Party or any of its Restricted Subsidiaries to sell or otherwise dispose of any Collateral  other than in accordance with Section 6.4.

(iv)Extraordinary Receipts.  Within one Business Day of the date of receipt by any Loan Party or any of its Restricted Subsidiaries of any Extraordinary Receipts, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(e)(ii) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(v)Indebtedness.  Within one Business Day of the date of incurrence by any Loan Party or any of its Restricted Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(e)(ii) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence.  The provisions of this Section 2.4(d)(v) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.

(vi)Equity.  Within one Business Day of the date of the issuance by any Loan Party or any of its Restricted Subsidiaries of any Equity Interests (other than (A) in the event that any Loan Party or any of its Restricted Subsidiaries forms any Restricted Subsidiary in accordance with the terms hereof, the issuance by such Restricted Subsidiary of Equity Interests to such Loan Party or such Restricted Subsidiary, as applicable, (B) the issuance of Equity Interests by Parent to any Person that is an equity holder of Parent prior to such issuance (a "Subject Holder") so long as such Subject Holder did not acquire any Equity Interests of Parent so as to become a Subject Holder concurrently with, or in contemplation of, the issuance of such Equity Interests to such Subject Holder, (C) the issuance of Equity Interests of Parent to directors, officers and employees of Parent and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors, and (D) the issuance of Equity Interests by a Restricted Subsidiary of a Loan Party to its parent or member in connection with the contribution by such parent or member to such Restricted Subsidiary of the proceeds of an issuance described in clauses (A) – (C) above), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(e)(ii) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such issuance.  The provisions of this Section 2.4(d)(vi) shall not be deemed to be implied consent to any such issuance otherwise prohibited by the terms of this Agreement.

(vii)Austin Joint Venture Dispositions.  Within one Business Day of the date on which any Net Proceeds of any sale of any radio station or any written or electronic magazine periodical offered for sale to the public by the Austin Joint Venture are due to any Loan Party or any of its Restricted Subsidiaries, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(e)(ii) in an amount equal to 75% of such Net Proceeds due to such Person in connection with such sale or disposition. For purposes of this Section 2.4(d)(vii), "Net Proceeds" shall mean gross proceeds from such asset sale minus reasonable and customary expenses for the sale of a similar type of assets and after giving effect to the repayment of the Term Loan Indebtedness to the extent required by the Term Loan Indebtedness Documents.

(e)Application of Payments.

(i)Each prepayment pursuant to Section 2.4(d)(i) shall, (1) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage, and (2) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).

(ii)Each prepayment pursuant to Section 2.4(d)(iii), 2.4(d)(iv), 2.4(d)(v), 2.4(d)(vi) or 2.4(d)(vii) shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans (without a corresponding permanent reduction in the Maximum Revolver Amount), until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage (without a corresponding permanent reduction in the Maximum Revolver Amount), and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).

2.5.Promise to Pay; Promissory Notes.

(a)Borrowers agree to pay the Lender Expenses on the earlier of (a) the first day of the month following the date on which the applicable Lender Expenses were first incurred, or (b) the date on which demand therefor is made by Lender (it being acknowledged and agreed that any charging of such costs, expenses or Lender Expenses to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (b)).  Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement.  Borrowers agree that their obligations contained in the first sentence of this Section 2.5 shall survive payment or satisfaction in full of all other Obligations.

(b)Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes.  In such event, Borrowers shall execute and deliver to Lender the requested promissory notes payable to the order of Lender in a form furnished by Lender and reasonably satisfactory to Borrowers.

2.6.Interest Rates and Letter of Credit Fee:  Rates, Payments, and Calculations.

(a)Interest Rates.  Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to the Daily Three Month LIBOR plus the Applicable Margin.

(b)Letter of Credit Fee.  Borrowers shall pay Lender a Letter of Credit fee (the "Letter of Credit Fee") (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(j)) that shall accrue at a per annum rate equal to the Applicable Margin times the times the average amount of the Letter of Credit Usage during the immediately preceding month (or portion thereof).

(c)Default Rate.  (i) Automatically upon the occurrence and during the continuation of an Event of Default under Section 8.4 or 8.5, and (ii) upon the occurrence and during the continuation of any other Event of Default (other than an Event of Default under Section 8.4 or 8.5), at the election of Lender and upon written notice by Lender to Borrowers of such election (provided, that such notice shall not be required for any Event of Default under Section 8.1), (A) all Loans and all other Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to two percentage points above the per annum rate otherwise applicable thereunder, and (B) the Letter of Credit Fee shall be increased to two percentage points above the per annum rate otherwise applicable hereunder.  For the avoidance of doubt, in the case of an Event of Default described in clause (ii) above, Lender may elect to impose the default rates under subclauses (A) and (B) above effective as of the date of the occurrence of such Event of Default or as of any date after the occurrence of such Event of Default regardless of the date Lender gives written notice of its election to impose such default rates and regardless of the date Lender received notice of, or obtained knowledge of, the occurrence of such Event of Default.

(d)Payment.  Except to the extent provided to the contrary in Section 2.10, Section 2.11(j) or Section 2.12(a), (i) all interest and all other fees payable hereunder or under any of the other Loan Documents (other than Letter of Credit Fees) shall be due and payable, in arrears, on the first day of each month, (ii) all Letter of Credit Fees payable hereunder, and all commissions, other fees, charges and expenses provided for in Section 2.11(j) shall be due and payable, in arrears, on the first Business Day of each month, and (iii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all other Lender Expenses shall be due and payable on (x) with respect to Lender Group Expenses outstanding as of the Closing Date, the Closing Date, and (y) otherwise, the earlier of (A) the first day of the month following the date on which the applicable costs, expenses, or Lender Expenses were first incurred, or (B) the date on which demand therefor is made by Lender (it being acknowledged and agreed that any charging of such costs, expenses or Lender Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)).  Borrowers hereby authorize Lender, from time to time without prior notice to Borrowers, to charge to the Loan Account (A) on the first day of each month, all interest accrued during the prior month on the Revolving Loans hereunder, (B) on the first Business Day of each month, all Letter of Credit Fees accrued or chargeable hereunder during the prior month, (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10(a) or (c), (D) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.10(c), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) on the Closing and thereafter as and when incurred or accrued, all other Lender Expenses, and (G) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products).  All amounts (including interest, fees, costs, expenses, Lender Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall accrue interest at the rate then applicable to Revolving Loans. For the sake of clarity and the avoidance of doubt, at all times prior to the First Funding Date, Borrowers shall pay any and all fees due to Lender and all Lender Group Expenses due hereunder or under any of the other Loan Documents to Lender's Account in immediately available funds, no later than 3:30 p.m. on the date specified herein.

(e)Computation.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.  In the event the Daily Three Month LIBOR (or the Base Rate under Section 2.12 if applicable) is changed from time to time hereafter, the rates of interest hereunder based upon the Daily Three Month LIBOR (or the Base Rate under Section 2.12 if applicable) automatically and immediately shall be increased or decreased by an amount equal to such change in the Daily Three Month LIBOR (or in the Base Rate under Section 2.12 if applicable).

(f)Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrowers and Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7.Crediting Payments.  The receipt of any payment item by Lender shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available funds made to Lender's Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment.  Anything to the contrary contained herein notwithstanding, for purposes of calculating Availability and the accrual of interest on outstanding Obligations, each payment shall be applied to the Obligations as of the first Business Day following the Business Day of deposit to the Lender's Account of immediately available funds or other receipt of immediately available funds by Lender provided such payment is received in accordance with Lender's usual and customary practices as in effect from time to time. Any payment received by Lender that is not a transfer of immediately available funds shall be considered provisional until the item or items representing such payment have been finally paid under applicable law.  Each reduction in outstanding Revolving Loans resulting from the application of such payment to the outstanding Revolving Loans shall be accompanied by an equal reduction in the amount of outstanding Accounts.  In the event of any inconsistency between the provisions of this Section 2.7 and the provisions of any Cash Management Document, the provisions of this Section 2.7 shall control.

2.8.Designated Account.  Lender is authorized to make the Revolving Loans, and Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d).  Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by Borrowers and made by Lender hereunder.  Unless otherwise agreed by Lender and Borrowers, any Revolving Loan requested by Borrowers and made by Lender hereunder shall be made to the Designated Account.

2.9.Maintenance of Loan Account; Statements of Obligations.  Lender shall maintain an account on its books in the name of Borrowers (the "Loan Account") on which Borrowers will be charged with all Revolving Loans (including Extraordinary Advances) made by Lender to Borrowers or for Borrowers' account, the Letters of Credit issued or arranged by Lender for Borrowers' account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Expenses.  In accordance with Section 2.7, the Loan Account will be credited with all payments received by Lender from Borrowers or for Borrowers' account.  Lender shall make available to Borrowers monthly statements regarding the Loan Account, including the principal amount of the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and Lender unless, within 30 days after Lender first makes such a statement available to Borrowers, Borrowers shall deliver to Lender written objection thereto describing the error or errors contained in such statement.

2.10.Fees.

(a)Lender Fees. Borrowers shall pay to Lender, for the account of Lender, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b)[Intentionally Omitted]

(c)Unused Line Fee.  Borrowers shall pay to Lender an unused line fee (the "Unused Line Fee") in an amount equal to 0.50% per annum times the result of (i) the aggregate amount of the Revolver Commitment, less (ii) the Average Revolver Usage during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable on the first day of each month from and after the Closing Date up to the first day of the month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.

(d)[Intentionally Omitted]

(e)Field Examination and Other Fees.  Subject to the limitations set forth in Section 5.7(c), Borrowers shall pay to Lender field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows a fee of $1,000 per day per examiner, or such greater amount as may be charged by any examiner engaged by Lender, plus out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Loan Party or any of its Subsidiaries performed by or on behalf of Lender.

2.11.Letters of Credit.

(a)Subject to the terms and conditions of this Agreement, from and after the First Funding Date, upon the request of Borrowers made in accordance herewith, and prior to the Maturity Date, Lender agrees to issue a requested standby Letter of Credit or a sight commercial Letter of Credit for the account of Borrowers.  By submitting a request to Lender for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Lender issue the requested Letter of Credit.  Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be (i) irrevocable and  made in writing by an Authorized Person, (ii) delivered to Lender via telefacsimile or other electronic method of transmission reasonably acceptable to Lender and reasonably in advance of the requested date of issuance, amendment, renewal, or extension, and (iii) subject to Lender's authentication procedures with results satisfactory to Lender.  Each such request shall be in form and substance reasonably satisfactory to Lender and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of

Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Lender may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Lender generally requests for Letters of Credit in similar circumstances.  Lender's records of the content of any such request will be conclusive.  Anything contained herein to the contrary notwithstanding, Lender may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of a Loan Party or one of its Subsidiaries in respect of (x)  lease of real property to the extent that the face amount of such Letter of Credit exceeds the highest rent (including all rent-like charges) payable under such lease for a period of one year, or (y) an employment contract to the extent that the face amount of such Letter of Credit exceeds the highest compensation payable under such contract for a period of one year.

(b)Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i)the Letter of Credit Usage would exceed the Letter of Credit Sublimit, or

(ii)the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Revolving Loans, or

(iii)the Letter of Credit Usage would exceed the Borrowing Base at such time less the outstanding principal balance of the Revolving Loans at such time.

(c)Lender shall have no obligation to issue or extend a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Lender from issuing such Letter of Credit, or any law applicable to Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Lender shall prohibit or request that Lender refrain from the issuance of letters of credit generally or such Letter of Credit in particular, (B) the issuance of such Letter of Credit would violate one or more policies of Lender applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will not or may not be in United States Dollars.

(d)Each Letter of Credit shall be in form and substance reasonably acceptable to Lender, including the requirement that the amounts payable thereunder must be payable in Dollars.  If Lender makes a payment under a Letter of Credit, Borrowers shall pay to Lender an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Revolving Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrowers' obligation to pay the amount of such Letter of Credit Disbursement to Lender shall be automatically converted into an obligation to pay the resulting Revolving Loan.

(e)Each Borrower agrees to indemnify, defend and hold harmless Lender (including its branches, Affiliates, and correspondents) and each such Person's respective directors, officers, employees, attorneys and agents (each, including Lender, a "Letter of Credit Related Person") (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes governed by Section 15) (the "Letter of Credit Indemnified Costs"), and which arise out of or in connection with, or as a result of:

(i)any Letter of Credit or any pre-advice of its issuance;

(ii)any transfer, sale, delivery, surrender or endorsement (or lack thereof) of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii)any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv)any independent undertakings issued by the beneficiary of any Letter of Credit;

(v)any unauthorized instruction or request made to Lender in connection with any Letter of Credit or requested Letter of Credit, or any error, omission, interruption or delay in such instruction or request, whether transmitted by mail, courier, electronic transmission, SWIFT, or any other telecommunication, including communications through a correspondent;

(vi)an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii)any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii)the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix)any prohibition on payment or delay in payment of any amount payable by Lender to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;

(x)Lender's performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;

(xi)any foreign language translation provided to Lender in connection with any Letter of Credit;

(xii)any foreign law or usage as it relates to Lender's issuance of a Letter of Credit in support of a foreign guaranty, including, without limitation, the expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by Lender in connection therewith;

(xiii)the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person; provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence, bad faith or willful misconduct of the Letter of Credit Related Person claiming indemnity.  Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(e).  If and to the extent that the obligations of Borrowers under this Section 2.11(e) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law.  This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(f)The liability of Lender (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Lender's gross negligence, bad faith or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Drawing Documents presented under a Letter of Credit.  Borrowers' aggregate remedies against Lender and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Lender in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Revolving Loans hereunder.  Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Lender or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit.  Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of, and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Lender to effect a cure.

(g)Borrowers are responsible for the final text of the Letter of Credit as issued by Lender, irrespective of any assistance Lender may provide such as drafting or recommending text or by Lender's use or refusal to use text submitted by Borrowers.  Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Lender, and Borrowers hereby consent to such revisions and changes not materially different from the application executed in connection therewith. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers' purposes. If Borrowers request Issuing Bank to issue a Letter of Credit for an affiliated or unaffiliated third party (an "Account Party"), (i) such Account Party shall have no rights against Lender; (ii) Borrowers shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among Lender and Borrowers.  Borrowers will examine the copy of the Letter of Credit and any other documents sent by Lender in connection therewith and shall promptly notify Lender (not later than three (3) Business Days following Borrowers' receipt of documents from Lender) of any non-compliance with Borrowers' instructions and of any discrepancy in any document under any presentment or other irregularity.  Borrowers understand and agree that Lender is not required to extend the expiration date of any Letter of Credit for any reason.  With respect to any Letter of Credit containing an "automatic amendment" to extend the expiration date of such Letter of Credit, Lender, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrowers do not at any time want the then current expiration date of such Letter of Credit to be extended, Borrowers will so notify Lender at least 30 calendar days before Lender is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit.

(h)Borrowers' reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i)any lack of validity, enforceability or legal effect of any Letter of Credit, any Issuer Document, this Agreement or any Loan Document or any term or provision therein or herein;

(ii)payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii)Lender or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv)Lender or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v)the existence of any claim, set-off, defense or other right that any Loan Party or any of its Subsidiaries may have at any time against any beneficiary or transferee beneficiary, any assignee of proceeds, Lender or any other Person;

(vi)Lender or any correspondent honoring a drawing upon receipt of an electronic presentation under a Letter of Credit requiring the same, regardless of whether the original Drawing Documents arrive at Lender's counters or are different from the electronic presentation;

(vii)any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(h), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower's or any of its Subsidiaries' reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Lender, the beneficiary or any other Person; or

(viii)the fact that any Default or Event of Default shall have occurred and be continuing; provided, that subject to Section 2.11(f) above, the foregoing shall not release Lender from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Lender following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Lender arising under, or in connection with, this Section 2.11 or any Letter of Credit.

(i)Without limiting any other provision of this Agreement, Lender and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Lender's rights and remedies against Borrowers and the obligation of Borrowers to reimburse Lender for each drawing under each Letter of Credit shall not be impaired by:

(i)honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii)honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii)acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv)the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Lender's determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v)acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Lender in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi)any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to any Borrower;

(vii)any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii)assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix)payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x)acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Lender has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi)honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Lender if subsequently Lender or any court or other finder of fact determines such presentation should have been honored;

(xii)dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii)honor of a presentation that is subsequently determined by Lender to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(j)Borrowers shall pay immediately upon demand to Lender for the account of Lender as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(j)) any and all customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Lender, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(k)If by reason of (x) any Change in Law, or (y) compliance by Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i)any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or any Loans or obligations to make Loans hereunder or hereby, or

(ii)there shall be imposed on Lender any other condition regarding any Letter of Credit, Loans, or obligations to make Loans hereunder, and the result of the foregoing is to increase, directly or indirectly, the cost to Lender of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Lender may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within 30 days after demand therefor, such amounts as Lender may specify to be necessary to compensate Lender for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Revolving Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(k) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  The determination by Lender of any amount due pursuant to this Section 2.11(k), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(l)Each standby Letter of Credit shall expire not later than the date that is 12 months after the date of the issuance of such Letter of Credit; provided, that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided further, that with respect to any Letter of Credit which extends beyond the Maturity Date, Letter of Credit Collateralization shall be provided therefor on or before the date that is five Business Days prior to the Maturity Date.  Each commercial Letter of Credit shall expire on the earlier of (i) 120 days after the date of the issuance of such commercial Letter of Credit and (ii) five Business Days prior to the Maturity Date.

(m)If (i) any Event of Default shall occur and be continuing, or (ii)Availability shall at any time be less than zero, then on the Business Day following the date when the Administrative Borrower receives notice from Lender demanding Letter of Credit Collateralization pursuant to this Section 2.11(m) upon such demand, Borrowers shall provide Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage.  If Borrowers fail to provide Letter of Credit Collateralization as required by this Section 2.11(m), Lender may advance as Revolving Loans the amount of the cash collateral required pursuant to the Letter of Credit Collateralization provision so that the then existing Letter of Credit Usage is cash collateralized in accordance with the Letter of Credit Collateralization provision (whether or not the Revolver Commitment has terminated, an Overadvance exists or the conditions in Section 3 are satisfied).

(n)Unless otherwise expressly agreed by Lender and Borrowers when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(o)Lender shall be deemed to have acted with due diligence and reasonable care if Lender's conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.

(p)In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.

(q)The provisions of this Section 2.11 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.

(r)At Borrowers' cost and expense, Borrowers shall execute and deliver to Lender such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by Lender to enable Lender to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise and/or enforce Lender's rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document.  Each Borrower irrevocably appoints Lender as its attorney-in-fact and authorizes Lender, without notice to Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents.  The power of attorney granted by Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business.  This appointment is coupled with an interest.

2.12.Special Provisions Applicable to Daily Three Month LIBOR.

(a)Daily Three Month LIBOR may be adjusted by Lender on a prospective basis to take into account any additional or increased costs to Lender of maintaining or obtaining any Eurodollar deposits or increased costs (other than Taxes which shall be governed by Section 15), in each case, due to changes in applicable law, including any Changes in Law and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at Daily Three Month LIBOR.  In any such event, Lender shall give Borrowers notice of such a determination and adjustment.

(b)In the event that (i) any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of Lender, make it unlawful or impractical for Lender to fund or maintain Loans with interest based on Daily Three Month LIBOR or to continue such funding or maintaining, or to determine or charge interest rates based on Daily Three Month LIBOR, or (ii) Lender determines that the interest rate hereunder based on the Daily Three Month LIBOR will not adequately and fairly reflect the cost to Lender of maintaining or funding any Loans based upon Daily Three Month LIBOR, Lender shall give notice of such changed circumstances to Borrowers and (y) such Loans shall thereafter bear interest at a per annum rate equal to the Base Rate plus the Applicable Margin, and (z) interest based on Daily Three Month LIBOR shall not be available until Lender determines that it is again available.

(c)No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, Lender is not required actually to acquire Eurodollar deposits to fund or otherwise match fund any Obligation which bears interest based on Daily Three Month LIBOR.

2.13.Capital Requirements.

(a)If, after the date hereof, Lender determines that (i) any Change in Law regarding capital, liquidity or reserve requirements for banks or bank holding companies, or (ii) compliance by Lender or its parent bank holding companies with any guideline, request or directive of any Governmental Authority regarding capital adequacy or liquidity requirements (whether or not having the force of law), has the effect of reducing the return on Lender's or such holding companies' capital or liquidity as a consequence of Lender's commitments, Loans, participations or other obligations hereunder to a level below that which Lender or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Lender's or such holding companies' then existing policies with respect to capital adequacy or liquidity requirements and assuming the full utilization of such entity's capital) by any amount deemed by Lender to be material, then Lender may notify Borrowers thereof.  Following receipt of such notice, Borrowers agree to pay Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Lender of a statement in the amount and setting forth in reasonable detail Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error).  In determining such amount, Lender may use any reasonable averaging and attribution methods.  Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender's right to demand such compensation; provided, that Borrowers shall not be required to compensate Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Lender notifies Borrowers of such Change in Law giving rise to such reductions and of Lender's intention to claim compensation therefor; provided further, that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)If Lender requests additional or increased costs referred to in Section 2.11(k) or  Section 2.12 or amounts under Section 2.13(a) or sends a notice under Section 2.12 relative to changed circumstances, then, at the request of Administrative Borrower, Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(k), Section 2.12 or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining Loans based on Daily Three Month LIBOR, and (ii) in the reasonable judgment of Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it.  Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by Lender in connection with any such designation or assignment.

(c)Notwithstanding anything herein to the contrary, the protection of Sections 2.11(k), 2.12, and 2.13 shall be available to Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for Lender to comply therewith.  Notwithstanding any other provision herein, Lender shall not demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.14.Joint and Several Liability of Borrowers.

(a)Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Lender under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.14), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.  Accordingly, each Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Borrower under applicable law.

(c)If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations until such time as all of the Obligations are paid in full, and without the need for demand, protest, or any other notice or formality.

(d)The Obligations of each Borrower under the provisions of this Section 2.14 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.14(d)) or any other circumstances whatsoever.

(e)Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, each Borrower hereby waives presentments, demands for performance, protests and notices, including notices of acceptance of its joint and several liability, notice of any Revolving Loans, or any Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default or Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Lender under or in respect of any of the Obligations, any right to proceed against any other Borrower or any other Person, to proceed against or exhaust any security held from any other Borrower or any other Person, to protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Borrower, any other Person, or any collateral, to pursue any other remedy in Lender's or any Bank Product Provider's power whatsoever, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement), any right to assert against Lender or any Bank Product Provider, any defense (legal or equitable), set-off, counterclaim, or claim which any Borrower may now or at any time hereafter have against any other Borrower or any other party liable to Lender or any Bank Product Provider, any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor, and any right or defense arising by reason of any claim or defense based upon an election of remedies by Lender or any Bank Product Provider including any defense based upon an impairment or elimination of such Borrower's rights of subrogation, reimbursement, contribution, or indemnity of such Borrower against any other Borrower.  Without limiting the generality of the foregoing, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.14 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.14, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.14 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Borrower under this Section 2.14 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or Lender.  Each of the Borrowers waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof.  Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each of the Borrowers.  Each of the Borrowers waives any defense based on or arising out of any defense of any Borrower or any other Person, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any Borrower or any other Person or the validity, legality or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the Obligations to the extent of such payment.  Lender may foreclose upon any Collateral held by Lender by one or more judicial or nonjudicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy Lender or any Bank Product Provider may have against any Borrower or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of the Borrowers hereunder except to the extent the Obligations have been paid.

(f)Each Borrower represents and warrants to Lender that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each Borrower further represents and warrants to Lender that such Borrower has read and understands the terms and conditions of the Loan Documents.  Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers' financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)The provisions of this Section 2.14 are made for the benefit of Lender, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Lender, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 2.14 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.14 will forthwith be reinstated in effect, as though such payment had not been made.

(h)Each Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 2.14, including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Lender or any Bank Product Provider against any Borrower whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or rights, unless and until such time as all of the Obligations have been paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to Lender hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.  If any amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Lender and the Bank Product Providers, and shall forthwith be paid to Lender to be credited and applied to the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Obligations or other amounts payable under this Agreement thereafter arising.  Notwithstanding anything to the contrary contained in this Agreement, no Borrower may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (the "Foreclosed Borrower"), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Borrower whether pursuant to this Agreement or otherwise.

(i)Each of the Borrowers hereby acknowledges and affirms that it understands that to the extent the Obligations are secured by Real Property located in California, the Borrowers shall be liable for the full amount of the liability hereunder notwithstanding the foreclosure on such Real Property by trustee sale or any other reason impairing such Borrower's right to proceed against any other Loan Party.  In accordance with Section 2856 of the California Civil Code or any similar laws of any other applicable jurisdiction, each of the Borrowers hereby waives until such time as the Obligations have been paid in full:

(i)all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to the Borrowers by reason of Sections 2787 to 2855, inclusive, 2899, and 3433 of the California Civil Code or any similar laws of any other applicable jurisdiction;

(ii)all rights and defenses that the Borrowers may have because the Obligations are secured by Real Property located in California, meaning, among other things, that: (A) Lender and the Bank Product Providers may collect from the Borrowers without first foreclosing on any real or personal property collateral pledged by any Loan Party, and (B) if Lender forecloses on any Real Property Collateral pledged by any Loan Party, (1) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) Lender may collect from the Loan Parties even if, by foreclosing on the Real Property Collateral, Lender has destroyed or impaired any right the Borrowers may have to collect from any other Loan Party, it being understood that this is an unconditional and irrevocable waiver of any rights and defenses the Borrowers may have because the Obligations are secured by Real Property (including, without limitation, any rights or defenses based upon Sections 580a, 580d, or 726 of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction); and

(iii)all rights and defenses arising out of an election of remedies by Lender and the Bank Product Providers, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Obligations, has destroyed the Borrowers' rights of subrogation and reimbursement against any other Loan Party by the operation of Section 580d of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction or otherwise.

3.	CONDITIONS; TERM OF AGREEMENT.

3.1.Conditions Precedent to the Effectiveness of this Agreement.  The effectiveness of this Agreement is subject to the fulfillment, to the satisfaction of Lender, of each of the conditions precedent set forth on Schedule 3.1 to this Agreement.

3.2.Conditions Precedent to all Extensions of Credit.  The obligation of Lender to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time, including the First Funding, shall be subject to the following conditions precedent:

(a)the representations and warranties of each Loan Party or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and

(b)no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

3.3.Maturity.  The Commitments shall continue in full force and effect for a term ending on the Maturity Date (unless terminated earlier in accordance with the terms hereof).

3.4.Effect of Maturity.  On the Maturity Date, all commitments of Lender to provide additional credit hereunder shall automatically be terminated and all of the Obligations (other than Hedge Obligations) immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations (other than Hedge Obligations) in full.  No termination of the obligations of Lender shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Lender's Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full.  When (a) there are no suits, actions, proceedings or claims pending or threatened against any Indemnified Person under this Agreement with respect to any Indemnified Liabilities, and (b) all of the Obligations have been paid in full, Lender will, at Borrowers' sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Lender's Liens and all notices of security interests and liens previously filed by Lender, in each case upon Lender's receipt of each of the following, in form and content satisfactory to Lender:  (i) a general release of all claims against Lender and its Affiliates by each Borrower and each Loan Party relating to Lender's performance and obligations under the Loan Documents, and (ii) an agreement by each Borrower and each Guarantor to indemnify Lender and its Affiliates for any payments received by Lender or its Affiliates that are applied to the Obligations as a final payoff that may subsequently be returned or otherwise not paid for any reason.

3.5.Early Termination by Borrowers.  Borrowers have the option, at any time upon ten Business Days prior written notice to Lender, to repay all of the Obligations in full and terminate the Commitments.  The foregoing notwithstanding, (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrowers may extend the date of termination at any time with the consent of Lender (which consent shall not be unreasonably withheld or delayed).

3.6.Conditions Subsequent.  The obligation of Lender to continue to make Revolving Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.6 to this Agreement (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by Lender), shall constitute an Event of Default).

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce Lender to enter into this Agreement, each of Parent and each Borrower makes the following representations and warranties to Lender which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1.Due Organization and Qualification; Subsidiaries.

(a)Each Loan Party and each of its Restricted Subsidiaries (i) is duly organized and existing and in good standing (or the applicable equivalent thereof, if any) under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)Set forth on Schedule 4.1(b) to this Agreement (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interests of each Loan Party, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding.

(c)Set forth on Schedule 4.1(c) to this Agreement (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties' direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by each Loan Party.  All of the outstanding Equity Interests of each such Restricted Subsidiary has been validly issued and is fully paid and non-assessable.

(d)Except as set forth on Schedule 4.1(d) to this Agreement, there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party's or any of its Restricted Subsidiaries' Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.  No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

4.2.Due Authorization; No Conflict.

(a)As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b)As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Restricted Subsidiaries, or the Governing Documents of any Loan Party or its Restricted Subsidiaries, (ii) violate any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Restricted Subsidiaries where any such violation, order, judgment, or decree could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Restricted Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iv) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (v) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

4.3.Governmental Consents.  The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Lender for filing or recordation, as of the Closing Date.

4.4.Binding Obligations; Perfected Liens.

(a)Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

(b)Lender's Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims (other than those that, by the terms of the Guaranty and Security Agreement, are required to be perfected), and (v) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 7(k)(iv) of the Guaranty and Security Agreement, and subject only to the filing of financing statements, and the recordation of the Mortgages, in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases.

4.5.Title to Assets; No Encumbrances.  Each of the Loan Parties and its Restricted Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby.  All of such assets are free and clear of Liens except for Permitted Liens.

4.6.Litigation.

(a)There are no actions, suits, or proceedings pending or, to the knowledge of any Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Restricted Subsidiaries that either individually or in the aggregate could reasonably be expected to result in liabilities of any Loan Party or any of its Restricted Subsidiaries individually or in the aggregate in excess of $400,000.

(b)Schedule 4.6(b) to this Agreement sets forth a complete and accurate description of each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $250,000 that, as of the Closing Date, is pending or, to the knowledge of any Borrower, after due inquiry, threatened against a Loan Party or any of its Restricted Subsidiaries.

4.7.Compliance with Laws.  No Loan Party nor any of its Restricted Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8.No Material Adverse Effect.  All historical financial statements relating to the Loan Parties and their Restricted Subsidiaries that have been delivered by Borrowers to Lender have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties' and their Restricted Subsidiaries' consolidated financial condition as of the date thereof and results of operations for the period then ended, except that (a) shared operating expenses (if applicable) are allocated among business units, as determined by Parent in good faith and consistently with past practice, and (b) the financial statements do not include (i) income tax expense or benefit, interest income and expense, and non-cash compensation expenses associated with equity compensation arrangements, or (ii) amortization of the deferred credit under the national sales representation agreement related to the buyout of the prior national sales representation agreement in 2007.  Since February 28, 2018, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect.

4.9.Solvency.

(a)Each Loan Party is Solvent.

(b)No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.10.Employee Benefits.

(a)Except as set forth on Schedule 4.10, no Loan Party, none of their Restricted Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

(b)Except as would not otherwise have a Material Adverse Effect, each Loan Party and each of the ERISA Affiliates has complied with ERISA, the IRC and all applicable laws regarding each Employee Benefit Plan.

(c)Except as would not otherwise have a Material Adverse Effect, each Employee Benefit Plan is, and has been, maintained in compliance with ERISA, the IRC, all applicable laws and the terms of each such Employee Benefit Plan.

(d)Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service or an application for such letter is currently being processed by the Internal Revenue Service or is entitled to rely upon an opinion letter from the Internal Revenue Service.  To the best knowledge of each Loan Party and the ERISA Affiliates after due inquiry, nothing has occurred which would prevent, or cause the loss of, such qualification.

(e)No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or ERISA Affiliate has been incurred or is expected by any Loan Party or ERISA Affiliate to be incurred with respect to any Pension Plan.

(f)Except as set forth on Schedule 4.10, to each Loan Party's knowledge, no Notification Event exists or has occurred in the past six (6) years.

(g)Except as set forth on Schedule 4.10, no Loan Party or ERISA Affiliate sponsors, maintains, or contributes to any Employee Benefit Plan, including, without limitation, any such plan maintained to provide benefits to former employees of such entities that may not be terminated by any Loan Party or ERISA Affiliate in its sole discretion at any time without material liability.

(h)No Loan Party or ERISA Affiliate has provided any security under Section 436 of the IRC.

4.11.Environmental Condition.  Except as set forth on Schedule 4.11 to this Agreement, (a) to each Borrower's knowledge, no Loan Party's nor any of its Restricted Subsidiaries' properties or assets has ever been used by a Loan Party, its Restricted Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Borrower's knowledge, after due inquiry, no Loan Party's nor any of its Restricted Subsidiaries' properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Restricted Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Restricted Subsidiaries, and (d) no Loan Party nor any of its Restricted Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.12.Complete Disclosure.  All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers' industry) furnished by or on behalf of a Loan Party or its Restricted Subsidiaries in writing to Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers' industry) hereafter furnished by or on behalf of a Loan Party or its Restricted Subsidiaries in writing to Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.  The Projections delivered to Lender on March 14, 2019, with respect to a 6-year model covering the period March 1, 2019 through February 28, 2025, represent, and as of the date on which any other Projections are delivered to Lender, such additional Projections represent, Borrowers' good faith estimate, on the date such Projections are delivered, of the Loan Parties' and their Restricted Subsidiaries' future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Lender (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Restricted Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrowers' good faith estimate, projections or forecasts based on methods and assumptions which Borrowers believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).

4.13.Patriot Act.  To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the "Patriot Act").

4.14.Indebtedness.  Set forth on Schedule 4.14 to this Agreement is a true and complete list of all Indebtedness of each Loan Party and each of its Restricted Subsidiaries outstanding immediately prior to the Closing Date (other than unsecured Permitted Indebtedness outstanding immediately prior to the Closing Date with respect to any one transaction or a series of related transactions in an aggregate amount not to exceed $500,000) that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.15.Payment of Taxes.  Except as otherwise permitted under Section 5.5, all Tax returns and reports of each Loan Party and its Restricted Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable and all other Taxes upon a Loan Party and its Restricted Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable.  Each Loan Party and each of its Restricted Subsidiaries have made adequate provision in accordance with GAAP for all Taxes not yet due and payable.  No Borrower knows of any proposed Tax assessment against a Loan Party or any of its Restricted Subsidiaries that is not being actively contested by such Loan Party or such Restricted Subsidiary diligently, in good faith, and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.16.Margin Stock.  Neither any Loan Party nor any of its Restricted Subsidiaries owns any Margin Stock or is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.  Neither any Loan Party nor any of its Restricted Subsidiaries expects to acquire any Margin Stock.

4.17.Governmental Regulation.  No Loan Party nor any of its Restricted Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  No Loan Party nor any of its Restricted Subsidiaries is a "registered investment company" or a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940.

4.18.OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.  No Loan Party or any of its Subsidiaries is in violation of any Sanctions.  No Loan Party or any of its Subsidiaries or, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti‑Corruption Laws and Anti‑Money Laundering Laws.  Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti‑Money Laundering Laws.  No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti‑Corruption Law or Anti‑Money Laundering Law by any Person (including Lender, Bank Product Provider, or other individual or entity participating in any transaction).

4.19.Employee and Labor Matters.  There is (i) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened against any Loan Party or its Restricted Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or its Restricted Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or its Restricted Subsidiaries that could reasonably be expected to result in a material liability or in a material disruption to the business of any Loan Party, or (iii) to the knowledge of any Borrower, after due inquiry, no union representation question existing with respect to the employees of any Loan Party or its Restricted Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or its Restricted Subsidiaries, other than as set forth on Schedule 4.19.  Schedule 4.19 identifies each union to which any employee of any Loan Party or its Restricted Subsidiaries is a party in connection with his/her employment with such Loan Party or Restricted Subsidiary and each collective bargaining agreement to which any Loan Party or any of its Restricted Subsidiaries is a party.  None of any Loan Party or its Restricted Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of each Loan Party and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  All material payments due from any Loan Party or its Restricted Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20.Parent as a Holding Company.  Parent is a holding company and does not have any material liabilities (other than liabilities arising under the Loan Documents), own any material assets (other than the Equity Interests of Emmis) or engage in any operations or business (other than the ownership of Emmis and its Subsidiaries).

4.21.Leases.  Each Loan Party and its Restricted Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Restricted Subsidiaries exists under any of them.

4.22.Eligible Accounts.  As to each Account that is identified by Borrowers as an Eligible Account in a Borrowing Base Certificate submitted to Lender, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of a Borrower's business, (b) owed to such Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Lender-discretionary criteria) set forth in the definition of Eligible Accounts.

4.23.Hedge Agreements.  On each date that any Hedge Agreement is executed by any Hedge Provider, Borrower and each other Loan Party satisfy all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.

4.24.Material Contracts.  Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Restricted Subsidiary and, to each Borrower's knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.6(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party or its Restricted Subsidiary.

5.	AFFIRMATIVE COVENANTS.

Each of Parent and each Borrower covenants and agrees that, until the termination of all of the Commitments and the payment in full of the Obligations:

5.1.Financial Statements, Reports, Certificates.  Borrowers (a) will deliver to Lender each of the financial statements, reports, and other items set forth on Schedule 5.1 to this Agreement no later than the times specified therein, (b) agree that no Restricted Subsidiary of a Loan Party will have a fiscal year different from that of Parent, (c) agree to maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Restricted Subsidiaries' sales, and (ii) maintain their billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Lender.

5.2.Reporting.  Borrowers (a) will deliver to Lender each of the reports set forth on Schedule 5.2 to this Agreement at the times specified therein, and (b) agree to use commercially reasonable efforts in cooperation with Lender to facilitate and implement a system of electronic reporting for Eligible Accounts and reporting for the Borrowing Base.

5.3.Existence.  Except as otherwise permitted under Section 6.3 or Section 6.4, each Loan Party will, and will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect such Person's valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

5.4.Maintenance of Properties.  Each Loan Party will, and will cause each of its Restricted Subsidiaries to, maintain and preserve all of its assets that are necessary and material to the conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted (and except where the failure to so maintain and preserve assets could not reasonably be expected to result in a Material Adverse Effect).

5.5.Taxes.  Each Loan Party will, and will cause each of its Restricted Subsidiaries  to, (a) pay in full before delinquency or before the expiration of any extension period all Taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that the validity of such Tax is the subject of a Permitted Protest and (b) timely file with the applicable Governmental Authority each material Tax return of such Person on or before the date liability attaches for failing to file any such return.

5.6.Insurance.  Each Loan Party will, and will cause each of its Restricted Subsidiaries to, at the expense of such Loan Party or such Restricted Subsidiary, maintain insurance respecting each of each Loan Party's and its Restricted Subsidiaries' assets wherever located, covering liabilities, losses or damages as are customarily insured against by other Persons engaged in same or similar businesses and similarly situated and located.  All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to Lender (it being agreed that, as of the Closing Date, each of Swiss Re, Berkley-Great Divide, Hartford, Travelers, Liberty, ACE, Homesite, Sompo, Great American, Chubb, Starr and AIG Insurance Company is acceptable to Lender) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Lender (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrowers in effect as of the Closing Date are acceptable to Lender).  All property insurance policies are to be made payable to Lender for the benefit of Lender in case of loss, pursuant to a standard lender's loss payable endorsement with a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as Lender may reasonably require to fully protect Lender's interest in the Collateral and to any payments to be made under such policies.  All certificates of property and general liability insurance are to be delivered to Lender, with the lender's loss payable and additional insured endorsements in favor of Lender, and shall provide for not less than thirty days (ten days in the case of non-payment) prior written notice to Lender of the exercise of any right of cancellation.  If any Loan Party or its Restricted Subsidiaries fails to maintain such insurance, Lender may arrange for such insurance, but at Borrowers' expense and without any responsibility on Lender's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Borrowers shall give Lender prompt notice of any loss exceeding $250,000 covered by the casualty or business interruption insurance of any Loan Party or its Restricted Subsidiaries.  Upon the occurrence and during the continuance of an Event of Default, Lender shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7.Inspection.

(a)Each Loan Party will, and will cause each of its Restricted Subsidiaries to, permit Lender and each of its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided, that an authorized representative of a Borrower shall be allowed to be present) at such reasonable times and intervals as Lender may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrowers and during regular business hours, at Borrowers' expense and subject to the limitations set forth below in Section 5.7(c).

(b)Each Loan Party will, and will cause each of its Restricted Subsidiaries to, permit Lender and each of its duly authorized representatives or agents to conduct field examinations, appraisals or valuations at such reasonable times and intervals as Lender may designate at Borrowers' expense, subject to the limitations set forth below in Section 5.7(c).

(c)So long as no Event of Default shall have occurred and be continuing during a calendar year, Borrowers shall not be obligated to reimburse Lender for more than 2 field examinations in such calendar year.

5.8.Compliance with Laws.  Each Loan Party will, and will cause each of its Restricted Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.9.Environmental.  Each Loan Party will, and will cause each of its Restricted Subsidiaries to,

(a)Keep any property either owned or operated by any Loan Party or its Restricted Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b)Comply, in all material respects, with Environmental Laws and provide to Lender documentation of such compliance which Lender reasonably requests,

(c)Promptly notify Lender of any release of which any Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or its Restricted Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d)Promptly, but in any event within five Business Days of its receipt thereof, provide Lender with written notice of any of the following:  (i) notice that an Environmental Lien has been filed against any of the real or personal property of a Loan Party or its Restricted Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Loan Party or its Restricted Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.

5.10.Disclosure Updates.  Each Loan Party will, promptly and in no event later than ten Business Days after obtaining knowledge thereof, notify Lender if any written information, exhibit, or report furnished to Lender contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in any material respect in light of the circumstances in which made.  The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11.Formation or Acquisition of Subsidiaries.  No Loan Party shall form or acquire any direct or indirect Subsidiary after the Closing Date without the prior written consent of Lender.  If Lender provides its prior written consent to the formation or acquisition of any new Subsidiary, at the time that the applicable Loan Party forms or acquires such new Subsidiary (other than with respect to any such new Subsidiary that is designated in writing to Lender as an Unrestricted Subsidiary prior to such acquisition or formation), such Loan Party shall simultaneously with such formation or acquisition (or such later date as permitted by Lender), cause (a) such new Subsidiary (i) to be joined as a Borrower hereunder pursuant to a Joinder to this Agreement or to become a Guarantor of the Obligations, as determined by Lender, and (ii) to provide to Lender a joinder to the Guaranty and Security Agreement, in each case, together with such other security agreements, as well as appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance reasonably satisfactory to Lender (including being sufficient to grant Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); and (b) provide to Lender all other documentation, including the Governing Documents of such Subsidiary and one or more opinions of counsel reasonably satisfactory to Lender, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above.  Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.

5.12.Further Assurances.  Each Loan Party will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Lender, execute or deliver to Lender any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the "Additional Documents") that Lender may reasonably request in form and substance reasonably satisfactory to Lender, to create, perfect, and continue perfected or to better perfect Lender's Liens in all of the assets of each of the Loan Parties other than Excluded Property (as defined in the Guaranty and Security Agreement) (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal) (other than any assets expressly excluded from the Collateral (as defined in the Guaranty and Security Agreement) pursuant to Section 3 of the Guaranty and Security Agreement), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided, that the foregoing shall not apply to any Subsidiary of a Loan Party that is a CFC if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by Lender in consultation with Borrowers) in relation to the benefits to Lender of the security afforded thereby.  To the maximum extent permitted by applicable law, if any Borrower  or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time not to exceed 5 Business Days following the request to do so, each Borrower and each other Loan Party hereby authorizes Lender to execute any such Additional Documents in the applicable Loan Party's name and authorizes Lender to file such executed Additional Documents in any appropriate filing office.  In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Lender may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by the Collateral (as defined in the Guaranty and Security Agreement) of the Loan Parties pursuant to Section 3 of the Guaranty and Security Agreement) and by the Real Property Collateral.

5.13.Location of Chief Executive Office.  Each Loan Party will, and will cause each of its Restricted Subsidiaries to, (i) keep their respective chief executive offices only at the Headquarters Facility, and (ii) maintain all books and records at the Headquarters Facility.

5.14.OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.  Each Loan Party will, and will cause each of its Subsidiaries to, comply with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries will implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with, and each of the Loan Parties and their respective Subsidiaries and Affiliates will comply with, all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

5.15.Compliance with ERISA and the IRC.  In addition to and without limiting the generality of Section 5.8, (a) comply in all material respects with applicable provisions of ERISA and the IRC with respect to all Employee Benefit Plans, (b) without the prior written consent of Lender, not take any action or fail to take action the result of which could result in a Loan Party or ERISA Affiliate incurring a material liability to the PBGC or to a Multiemployer Plan (other than  to pay contributions or premiums payable in the ordinary course), (c) allow any facts or circumstances to exist with respect to one or more Employee Benefit Plans that, in the aggregate, reasonably could be expected to result in a Material Adverse Effect, (d) not participate in any prohibited transaction that could result in other than a de minimis civil penalty  excise tax, fiduciary liability or correction obligation under ERISA or the IRC, (e) operate each Employee Benefit Plan in such a manner that will not incur any material tax liability under the IRC (including Section 4980B of the IRC), and (e) furnish to Lender upon Lender's written request such additional information about any Employee Benefit Plan for which any Loan Party or ERISA Affiliate could reasonably expect to incur any material liability.  With respect to each Pension Plan (other than a Multiemployer Plan) except as could not reasonably be expected to result in liability to the Loan Parties, the Loan Parties and the ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.

5.16.Material Contracts. Contemporaneously with the delivery of each Compliance Certificate pursuant to Section 5.1, Borrowers will provide Lender with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate.

5.17.Austin Deposit Account. Each Loan Party will, and will cause each of its Subsidiaries to, use the Austin Deposit Account (as defined in the Guaranty and Security Agreement) exclusively for the purpose of receiving distributions from the Austin Joint Venture, which constitute collateral under the Term Loan Indebtedness Documents.

6.	NEGATIVE COVENANTS.

Each of Parent and each Borrower covenants and agrees that, until the termination of all of the Commitments and the payment in full of the Obligations:

6.1.Indebtedness.  Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2.Liens.  Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3.Restrictions on Fundamental Changes.  Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to,

(a)enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties; provided, that a Borrower must be the surviving entity of any such merger to which it is a party and neither Parent nor Emmis Radio License, LLC shall be a party to any merger, (ii) any merger between a Loan Party and a Restricted Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Restricted Subsidiaries of any Loan Party that are not Loan Parties,

(b)liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Restricted Subsidiaries of any Loan Party with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Parent or any Borrower) or any of its wholly-owned Restricted Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Restricted Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Restricted Subsidiary of any Loan Party that is not a Loan Party (other than any such Restricted Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Lender) so long as all of the assets of such liquidating or dissolving Restricted Subsidiary are transferred to a Restricted Subsidiary of a Loan Party that is not liquidating or dissolving,

(c)suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4, or

(d)change its classification/status for U.S. federal income tax purposes.

6.4.Disposal of Assets.  Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.10, each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of its or their assets.

6.5.Nature of Business.  Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, make any change in the nature of its or their business as described in Schedule 6.5 to this Agreement or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent any Loan Party and its Restricted Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

6.6.Prepayments and Amendments.  Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to,

(a)Except in connection with Refinancing Indebtedness permitted by Section 6.1, optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, (B) Hedge Obligations, (C) Permitted Intercompany Advances, or (D) other Indebtedness so long as the Payment Conditions are satisfied, or

(b)Directly or indirectly, amend, modify, or change any of the terms or provisions of:

(i)any agreement, instrument, document, indenture, or other writing evidencing  or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Hedge Obligations, (C) Permitted Intercompany Advances, and (D) Indebtedness permitted under clauses (c), (e) and (f) of the definition of Permitted Indebtedness,

(ii)the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of Lender; or

(iii)any Material Contract except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of Lender.

6.7.Restricted Payments.  Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, make any Restricted Payment; provided, that so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom:

(a)Parent may make distributions to former employees, officers, or directors of any Borrower or any Restricted Subsidiary (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of Parent held by such Persons in accordance with the terms of any applicable stock purchase agreement or stockholders agreement among the parties, provided, that the aggregate amount of such distributions made by Parent during the term of this Agreement does not exceed $250,000 in any fiscal year,

(b)Parent may make distributions to former employees, officers, or directors of any Borrower or any Restricted Subsidiary (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Parent on account of repurchases of the Equity Interests of Parent held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Parent,

(c)Parent may exchange Qualified Equity Interests for other Qualified Equity Interests; provided, that cash payment may be made by Parent in exchange for fractional shares,

(d)Parent may make Restricted Payments of cash in lieu of fractional shares upon conversion of convertible securities or upon any stock dividend, stock split or combination or business combination, so long as such conversion, stock dividend or stock split is not prohibited by Section 6.12,

(e)Parent may make non-cash Restricted Payments of Equity Interests of Parent deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price for such stock options, warrants or other similar rights (including vesting of restricted stock), and Parent may make cash payments in connection with the satisfaction of related withholding tax obligations,

(f)Parent's Restricted Subsidiaries may make distributions to Parent  (i) in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of the Loan Parties and their Restricted Subsidiaries and to pay income taxes for Parent's consolidated tax group, in accordance with applicable law, in each case to the extent actually used by Parent to concurrently pay such taxes, costs and expenses, and (ii) in an amount sufficient (x) to pay reasonable fees to directors of Parent, (y) to reimburse reasonable, out-of-pocket expenses of the directors of Parent incurred in the course of fulfilling their duties in such capacity, (z) to pay out-of-pocket legal, accounting, transfer agent, proxy solicitation, insurance and filing costs and other expenses in the nature of overhead or public company expenses, in each case, in the ordinary course of business of the Loan Parties and their Restricted Subsidiaries, or

(g)any Restricted Payment made by a Loan Party to any other Loan Party (other than Parent);

(h)other Restricted Payments so long as the Payment Conditions are satisfied.

6.8.Accounting Methods.  Each Loan Party will not, and will not permit any of its Subsidiaries to, modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.9.Investments.  Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

6.10.Transactions with Affiliates.  Each Loan Party will not, and will not permit any of its Restricted Subsidiaries  to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of any Loan Party or any of its Subsidiaries except for:

(a)transactions (other than the payment of management, consulting, monitoring, or advisory fees) between such Loan Party or its Restricted Subsidiaries, on the one hand, and any Affiliate of such Loan Party or its Restricted Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Lender prior to the consummation thereof, if they involve one or more payments by such Loan Party or its Restricted Subsidiaries in excess of $250,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to such Loan Party or its Restricted Subsidiaries, as applicable, than would be obtained in an arm's length transaction with a non-Affiliate,

(b)any indemnity provided for the benefit of directors (or comparable managers) of a Loan Party or one of its Restricted Subsidiaries so long as it has been approved by such Loan Party's or such Restricted Subsidiary's board of directors (or comparable governing body) in accordance with applicable law,

(c)the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of a Loan Party or one of its Restricted Subsidiaries in the ordinary course of business and consistent with industry practice so long as it has been approved by such Loan Party's or such Restricted Subsidiary's board of directors (or comparable governing body) in accordance with applicable law,

(d)(i) transactions solely among the Loan Parties (other than Parent), and (ii) transactions solely among Restricted Subsidiaries of Loan Parties that are not Loan Parties,

(e)transactions permitted by Section 6.3, Section 6.7, or Section 6.9,

(f)agreements for the non-exclusive licensing of intellectual property, or distribution of products, in each case, among the Loan Parties and their Restricted Subsidiaries for the purpose of the counterparty thereof operating its business, and agreements for the assignment of intellectual property from any Loan Party or any of its Restricted Subsidiaries to any Loan Party.

6.11.Use of Proceeds.  Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, use the proceeds of any Loan made hereunder for any purpose other than (a) on the First Funding Date, (i) to pay, in full, the St. Louis Tax Payment, and (ii) consistent with the terms and conditions hereof, for their lawful and permitted purposes, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes; provided that (x) no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (y) no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person), or in any other manner that would result in a violation of Sanctions by any Person, and (z) no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti‑Money Laundering Laws.

6.12.Limitation on Issuance of Equity Interests.  Except for the issuance or sale of Qualified Equity Interests by Parent, each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, issue or sell any of its Equity Interests.

6.13.Parent as Holding Company.  Parent will not incur any liabilities (other than (i) liabilities arising under the Loan Documents, (ii) the incurrence of indemnification obligations under the Parent's organizational documents, (iii) the guaranty by Parent of any obligations of any of the other Loan Parties, to the extent such obligations are otherwise permitted hereunder or under the other Loan Documents, (iv) the issuance of Indebtedness in connection with stock repurchases otherwise permitted hereunder, and the ownership of any stock repurchased in connection therewith, (v) the incurrence of liabilities constituting ordinary course overhead expenses in connection with Parent's activities as a holding company and related to the business of the entities within Parent's consolidated tax group, in accordance with applicable law, including liabilities for payment of taxes associated with the operations of the Loan Parties, and (vi) the incurrence of liabilities arising out of the litigation matters not otherwise constituting an Event of Default hereunder), own or acquire any assets (other than the Equity Interests of Emmis) or engage itself in any operations or business, except in connection with its ownership of Emmis and its rights and obligations under the Loan Documents.

6.14.Employee Benefits. Each Loan Party and its Subsidiaries shall not:

(a)Terminate, or permit any ERISA Affiliate to terminate, any Pension Plan in a manner, or take any other action with respect to any Plan, which could reasonably be expected to result in any liability of any Loan Party to the PBGC in excess of $300,000.

(b)Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Benefit Plan, agreement relating thereto or applicable Law, any Loan Party or ERISA Affiliate is required to pay if such failure could reasonably be expected to have a Material Adverse Effect or a lien under Section 303(k) of ERISA or 430(k) of the Code.

(c)Permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan which exceeds $150,000 with respect to all Pension Plans in the aggregate.

(d)Amend, or permit any ERISA Affiliate to amend, a Pension Plan resulting in a material increase in current liability such that a Loan Party or ERISA Affiliate is required to provide security to such Plan under the IRC.

(e)Withdraw from, or permit an ERISA Affiliate to withdraw from, any Multiemployer Plan or directly or indirectly incur any Withdrawal Liability that could reasonably be expected to cause any Loan Party to have liability in excess of $300,000 that is not reserved for with proceeds from Permitted Dispositions.

(f)Fail to timely make any required contribution to a Multiemployer Plan or fail to make, or permit any ERISA Affiliate to fail to make, any required installment payment for Withdrawal liability with respect to any Multiemployer Plan which such Person withdrew from prior to the date hereof.

(g)Engage in any prohibited transaction with respect to any Employee Benefit Plan or incur any fine, excise tax, or penalty with respect to any Employee Benefit Plan in excess of $300,000.

7.	FINANCIAL COVENANTS.

Each of Parent and each Borrower covenants and agrees that, until the termination of all of the Commitments and the payment in full of the Obligations, Parent and Borrowers will:

(a)Fixed Charge Coverage Ratio.  Have a Fixed Charge Coverage Ratio of at least 1.1 to 1.0 (i) calculated for each 12-month period ending on the last day of each fiscal quarter and (ii) calculated for each 12-month period ending on the first day of any Monthly Covenant Testing Period and on the last day of each fiscal month occurring until the end of any Monthly Covenant Testing Period, calculated for each 12-month period ending on the last day of each fiscal month.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

8.1.Payments.  If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due to Lender, reimbursement of Lender Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of five Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to Lender in reimbursement of any drawing under a Letter of Credit;

8.2.Covenants.  If any Loan Party or any of its Restricted Subsidiaries:

(a)fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.1, 5.2, 5.3 (solely if any Borrower is not in good standing (or the applicable equivalent thereof, if any) in its jurisdiction of organization), 5.5 (solely with respect to F.I.C.A., F.U.T.A., federal income taxes and any other taxes or assessments the non-payment of which may result in a Lien having priority over Lender's Liens), 5.6, 5.7, 5.10, 5.11, 5.13, or 5.14 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 7 of the Guaranty and Security Agreement;

(b)fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if any Borrower is not in good standing in its jurisdiction of organization), 5.4, 5.5 (other than F.I.C.A., F.U.T.A., federal income Taxes and any other Taxes or assessments the non-payment of which may result in a Lien having priority over Lender's Liens), 5.8, and 5.12 of this Agreement and such failure continues for a period of ten days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower, or (ii) the date on which written notice thereof is given to Borrowers by Lender; or

(c)fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of thirty days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower, or (ii) the date on which written notice thereof is given to Borrowers by Lender;

8.3.Judgments.  If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $250,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Restricted Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of thirty consecutive days at any time after the entry of any such judgment, order, or award during which (i) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (ii) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4.Voluntary Bankruptcy, etc.  If an Insolvency Proceeding is commenced by a Loan Party or any of its Restricted Subsidiaries;

8.5.Involuntary Bankruptcy, etc.  If an Insolvency Proceeding is commenced against a Loan Party or any of its Restricted Subsidiaries and any of the following events occur:  (a) such Loan Party or such Restricted Subsidiary consents to the institution of such Insolvency Proceeding against it, (b)  the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Restricted Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6.Default Under Other Agreements.  If there is (a) a default under the terms of any of the Term Loan Indebtedness Documents or the Real Property Indebtedness Documents (subject to the expiration of any applicable notice or cure period), (b) a default in one or more agreements (other than the Term Loan Indebtedness Documents or the Real Property Indebtedness Doucments) to which a Loan Party or any of its Restricted Subsidiaries is a party with one or more third Persons relative to a Loan Party's or any of its Restricted Subsidiaries' Indebtedness involving an aggregate amount of $250,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party's or its Restricted Subsidiary's obligations thereunder, or (c) a default in or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party;

8.7.Representations, etc.  If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8.Guaranty.  If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement or under any other guaranty in favor of Lender is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement) or if any Guarantor repudiates or revokes or purports to repudiate or revoke any such guaranty.

8.9.Security Documents.  If the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases, first priority Lien on the Collateral covered thereby, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement;

8.10.Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Lender) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Restricted Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Restricted Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Restricted Subsidiaries shall deny that such Loan Party or its Restricted Subsidiaries has any liability or obligation purported to be created under any Loan Document; or

8.11.Change of Control.  A Change of Control shall occur, whether directly or indirectly.

8.12.ERISA.  The occurrence of any of the following events:  (a) any Loan Party or ERISA Affiliate fails to make full payment when due of all amounts which any Loan Party or ERISA Affiliate is required to pay as contributions, installments, or otherwise to or with respect to a Pension Plan or Multiemployer Plan, and such failure could reasonably be expected to result in liability in excess of $300,000, (b) an accumulated funding deficiency or funding shortfall in excess of $300,000 occurs or exists, whether or not waived, with respect to any Pension Plan, individually or in the aggregate, (c) a Notification Event, which could reasonably be expected to result in liability in excess of $300,000, either individually or in the aggregate, or (d) any Loan Party or ERISA Affiliate completely or partially withdraws from one or more Multiemployer Plans and incurs Withdrawal Liability in excess of $300,000 in the aggregate that is not reserved for from proceeds of Permitted Dispositions, or fails to make any Withdrawal Liability payment when due.

9.	RIGHTS AND REMEDIES.

9.1.Rights and Remedies.  Upon the occurrence and during the continuation of an Event of Default, Lender may, in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)by written notice to Borrowers, (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and (ii) direct Borrowers to provide (and Borrowers agree that upon receipt of such notice Borrowers will provide) Letter of Credit Collateralization to Lender to be held as security for Borrowers' reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;

(b)by written notice to Borrowers, declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of Lender to make Revolving Loans, and (ii) the obligation of Lender to issue Letters of Credit; and

(c)exercise all other rights and remedies available to Lender under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by Lender, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full (including Borrowers being obligated to provide (and Borrowers agree that they will provide) (1) Letter of Credit Collateralization to Lender to be held as security for Borrowers' reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit, and (2) Bank Product Collateralization to be held as security for Borrowers' or their Subsidiaries' obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Parent and Borrowers.

9.2.Remedies Cumulative.  The rights and remedies of Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Default or Event of Default shall be deemed a continuing waiver.  No delay by Lender shall constitute a waiver, election, or acquiescence by it.

10.	WAIVERS; INDEMNIFICATION.

10.1.Demand; Protest; etc.  Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by Lender on which any Loan Party may in any way be liable.

10.2.Lender's Liability for Collateral.  Each Borrower hereby agrees that:  (a) so long as Lender complies with its obligations, if any, under the Code, Lender shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Loan Parties.

10.3.Indemnification.  Each Borrower shall pay, indemnify, defend, and hold the Lender-Related Persons (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Loan Parties' and their Restricted Subsidiaries' compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to any claims for Taxes, which shall be governed by Section 15, other than Taxes which relate to primarily non-Tax claims), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of its Subsidiaries (each and all of the foregoing, the "Indemnified Liabilities").  The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents.  This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile.  In the case of notices or demands to any Loan Party or Lender, as the case may be, they shall be sent to the respective address set forth below:

If to any Loan Party:	EMMIS OPERATING COMPANY One Emmis Plaza, Suite 700 40 Monument Circle Indianapolis, Indiana 46204 Attn: Ryan A. Hornaday Fax No.: (317) 684-5583
with copies to:	KRIEG DEVAULT LLP 12800 N. Meridian Street, Suite 300 Carmel, Indiana 46032 Attn: Tammy Haney, Esq. Fax No.: (317) 636-1507
If to Lender:	WELLS FARGO BANK, NATIONAL ASSOCIATION 10 South Wacker Drive, 26th Floor Chicago, Illinois 60606 Attn: Loan Portfolio Manager Fax No.: (312) 332-0424
with copies to:	GOLDBERG KOHN LTD. 55 East Monroe Street, Suite 3300 Chicago, Illinois 60603 Attn: Maria T. McGuire, Esq. Fax No.: (312) 863-7442

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.  All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email or other written acknowledgment).

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a)THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH OF PARENT AND EACH BORROWER AND LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF PARENT AND EACH BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A "CLAIM").  EACH OF PARENT AND EACH BORROWER AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)EACH OF PARENT AND EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e)NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST LENDER OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF LENDER FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

(f)IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE "COURT") BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (C) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(i)WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1.  THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE.  VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(ii)THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS).  THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

(iii)UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE.  IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN TEN DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE

PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B).  THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW.  PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv)EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING.  ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT.  THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER; PROVIDED, THAT SUCH COSTS, ALONG WITH THE REFEREE'S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v)THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES.  THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(vi)THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW.  THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT.  THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW.  THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE'S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT.  THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

(vii)THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.  AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13.	ASSIGNMENTS; SUCCESSORS.

This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower or any other Loan Party may assign this Agreement or any rights or duties hereunder without Lender's prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by the Lender shall release any Borrower or any other Loan Party from its Obligations.  Lender may assign this Agreement and the other Loan Documents in whole or in part and its rights and duties hereunder or grant participations in the Obligations hereunder and thereunder and no consent or approval by any Borrower or any other Loan Party is required in connection with any such assignment or participation. Each Lender that assigns a Loan or sells a participation therein, shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each assignee or participant and the principal amounts (and stated interest) of each assignee's or participant’s interest in the Loans or other obligations under the Loan Documents (the “Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Register (including the identity of any assignee or participant or any information relating to a participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in "registered form" for the purposes of the IRC, including under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Register as the owner of interest for all Tax purposes of this Agreement.  It is intended that any such Register be maintained such that the Loans are in "registered form" for the purposes of the IRC.

14.	AMENDMENTS; WAIVERS.

No amendment or modification of this Agreement or any other Loan Document or any other document or agreement described in or related to this Agreement shall be effective unless it has been agreed to by Lender in a writing that specifically states that it is intended to amend or modify specific Loan Documents, or any other document or agreement described in or related to this Agreement.  No failure by Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Lender in exercising the same, will operate as a waiver thereof.  No waiver by Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Lender on any occasion shall affect or diminish Lender's rights thereafter to require strict performance by Borrowers or any other Loan Party of any provision of this Agreement.  Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Lender may have.

15.	TAXES.

All payments made by any Borrower or any other Loan Party hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense.  In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required under applicable law, each Borrower shall comply with the next sentence of this Section 15.  If any Taxes are so levied or imposed, each Borrower and each other Loan Party agrees to pay the full amount of such Taxes to the applicable Government Authority and, if such Tax is an Indemnified Tax, such additional amounts to the Lender (or other recipient) as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 15 after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or therein to the Lender (or other recipient). The Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) (collectively a "Tax Indemnitee") for the full amount of Indemnified Taxes arising in connection with this Agreement or any other Loan Document (including, without limitation, any Indemnified Taxes or Other Taxes imposed or asserted on, or attributable to, amounts payable under this Section 15) imposed on, or paid by, such Tax Indemnitee and all reasonable and documented fees and disbursements of attorneys, experts or consultants, and all other  reasonable costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification, as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except to the extent such fees, or other amounts payable were solely the result of the Tax Indemnitee's willful misconduct, bad faith, or gross negligence (as finally determined by a court of competent jurisdiction). Each Borrower and each other Loan Party will furnish to Lender as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by such Borrower.  Each Borrower agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document ("Other Taxes"). Each Lender becoming a party hereto or receiving an assignment of an interest in the Loan shall deliver to the Administrative Borrower at the time its becomes a party hereto or receives an assignment of an interest in a Loan (or otherwise at the reasonable request of Administrative Borrower), a duly executed and complete IRS Form W-9 if such Lender is a United States person within the meaning of Section 7701(a)(30) of the IRC, or IRS Form W-8BEN, W-8BEN-E, W-8IMY (with applicable attachments) or W-8ECI, as applicable, if such Lender is not a United States person within the meaning of Section 7701(a)(30) of the IRC, attesting to such Lender's status for United States federal withholding tax purposes.

16.	GENERAL PROVISIONS.

16.1.Effectiveness.  This Agreement shall be binding and deemed effective when executed by Parent, each Borrower and Lender.

16.2.Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

16.3.Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against Lender or Parent or any Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

16.4.Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

16.5.Bank Product Providers.  Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Lender is acting.  Lender hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Lender as its agent and to have accepted the benefits of the Loan Documents.  It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider's being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Lender and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Lender shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Lender to determine or insure whether the amount of any such reserve is appropriate or not.  In connection with any such distribution of payments or proceeds of Collateral, Lender shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Lender as to the amounts that are due and owing to it and such written certification is received by Lender a reasonable period of time prior to the making of such distribution.  Lender shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider.  In the absence of an updated certification, Lender shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Lender by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof).  Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so.  Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in its capacity as Lender, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

16.6.Debtor-Creditor Relationship.  The relationship between Lender, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor.  Lender does not have (nor shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between Lender, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

16.7.Counterparts; Electronic Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

16.8.Revival and Reinstatement of Obligations; Certain Waivers.

(a)If Lender or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to Lender or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a "Voidable Transfer"), or because Lender or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that Lender or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys' fees of Lender or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist, and (ii) Lender's Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made.  If, prior to any of the foregoing, (A) Lender's Liens shall have been released or terminated, or (B) any provision of this Agreement shall have been terminated or cancelled, Lender's Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.  This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.

16.9.Confidentiality.

(a)Lender agrees that material, non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans ("Confidential Information") shall be treated by Lender in a confidential manner, and shall not be disclosed by Lender to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to Lender and to employees, directors and officers of Lender (the Persons in this clause (i), "Lender Representatives") on a "need to know" basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of Lender (including the Bank Product Providers); provided, that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 16.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process; provided, that (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Lender or the Lender Representatives), (viii) in connection with any assignment, participation or pledge of Lender's interest under this Agreement; provided, that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 16.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 16.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that prior to any disclosure to any Person (other than any Loan Party, Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)Anything in this Agreement to the contrary notwithstanding, Lender may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any "tombstone" or other advertisements, on its website or in other marketing materials of Lender.

16.10.Survival.  All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.

16.11.Patriot Act; Due Diligence.  Lender hereby notifies Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow Lender to identify each Loan Party in accordance with the Patriot Act.  In addition, Lender shall have the right to periodically conduct due diligence on all Loan Parties, their senior management and key principals and legal and beneficial owners. Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Lender shall constitute Lender Expenses hereunder and be for the account of Borrowers.

16.12.Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.  The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

16.13.Emmis as Agent for Borrowers.  Each Borrower hereby irrevocably appoints Emmis as the borrowing agent and attorney-in-fact for all Borrowers (the "Administrative Borrower") which appointment shall remain in full force and effect unless and until Lender shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Lender with all notices with respect to Revolving Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from Lender (and any notice or instruction provided by Lender to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), (c) to enter into Bank Product Provider Agreements on behalf of Borrowers and their Restricted Subsidiaries, and (d) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender shall not incur liability to any Borrower as a result hereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.  To induce Lender to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify Lender and hold Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (ii) Lender's relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Lender-Related Person under this Section 16.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, bad faith or willful misconduct of such Lender-Related Person, as the case may be.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

PARENT:	EMMIS COMMUNICATIONS CORPORATION, an Indiana corporation

	By:	/s/ J. Scott Enright
	Name:	J. Scott Enright
	Title:	Executive Vice President, General Counsel and Secretary

BORROWER:		EMMIS OPERATING COMPANY, an Indiana corporation

	By:	/s/ J. Scott Enright
	Name:	J. Scott Enright
	Title:	Executive Vice President, General Counsel and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Lender
	By:	Victor Panasci
	Name:	/s/ Victor Panasci
Its Authorized Signatory

[signature page to credit agreement]